Exhibit 10.2

Dated 10 July 2008

INTERCREDITOR DEED

Between

LION/RALLY LUX 2 S.A. R.L.

as a Shareholder Creditor

LION/RALLY LUX 3 S.A. R.L.

as the Parent

PASALBA LTD

as the Company

NOWDO LIMITED

as the Original Senior Borrower

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

as Senior Agent and On-Loan Facility Agent

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

as Security Agent

THE ISSUING BANK

as the Original Issuing Bank

THE ORIGINAL SENIOR LENDERS

THE ORIGINAL INTRAGROUP CREDITORS

THE ORIGINAL INTRAGROUP DEBTORS

THE ORIGINAL HEDGE PROVIDER

THE ORIGINAL OBLIGORS

and (following accession hereto)

THE SENIOR LENDERS

THE INTRAGROUP CREDITORS

THE INTRAGROUP DEBTORS

THE HEDGE PROVIDERS

White & Case LLP

5 Old Broad Street

London EC2N 1DW

i

THIS DEED dated 10 July 2008 is made between the following parties:

(1)	LION/RALLY LUX 2 S.A. R.L., a company incorporated under the laws of Luxembourg (corporate identity no. B 139055) having its registered office at 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg (the “Shareholder Creditor”)

(2)	LION/RALLY LUX 3 S.A. R.L., a company incorporated under the laws of Luxembourg (corporate identity no. B 139054) having its registered office at 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg (the “Parent” and “Note Trustee”);

(3)	PASALBA LTD, a company incorporated under the laws of Cyprus (corporate identity no. HE 202291) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus (the “Company”);

(4)	NOWDO LIMITED, a company incorporated in Cyprus (corporate identity no. HE 209795) having its registered office at Theklas Lysioti 35, Eagle Star House, 5th floor, 3030 Limassol, Cyprus (the “Senior Borrower”);

(5)	RAIFFEISEN ZENTRALBANK ÖSTERREICH AG, as agent for the Senior Lenders (in such capacity, the “Senior Agent”);

(6)	THE LAW DEBENTURE TRUST CORPORATION p.l.c., as security agent for itself and the Finance Parties (in such capacity, the “Security Agent”);

(7)	RAIFFEISEN ZENTRALBANK ÖSTERREICH AG, as agent for the On-Loan Lender (in such capacity, the “On-Loan Facility Agent”);

(8)	THE BANK IDENTIFIED IN THE ACCESSION DEED HERETO as the Original Issuing Bank (the “Original Issuing Bank”);

(9)	THE PERSONS named in Part 1 of Schedule 1 (the “Original Senior Lenders”);

(10)	THE COMPANIES named in Part 5 of Schedule 1 (the “Original Intragroup Creditors”);

(11)	THE COMPANIES named in Part 6 of Schedule 1 (the “Original Intragroup Debtors”);

(12)	THE COMPANY named in Part 8 of Schedule 1 (the “Original Hedge Provider”); and

(13)	THE COMPANIES named in Part 3 of Schedule 1 (the “Original Obligors”); and

each person that becomes a party to this Deed by virtue of a Deed of Accession (the “Parties” and each a “Party”).

1.	INTERPRETATION

1.1	Definitions

In this Deed, the following terms have the meanings set out below:

“Accession Deed” means the deed of accession of the Issuing Bank entered or to be entered into by the Facilty Agent and the Issuing Bank in connection with this Agreement.

“Additional Liability” means, in relation to any Liability, any money, debt or liability due, arising or incurred under or in connection with:

(a)	any refinancing, deferral or extension of that Liability;

(b)	any further advance which may be made under any document, agreement or instrument supplemental to any applicable Senior Finance Document, together with any related interest, fees and costs;

(c)	any claim for interest accruing on or after the filing of any petition in bankruptcy or for reorganisation relating to the relevant Obligor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceedings;

(d)	any claim for damages or restitution in the event of rescission of that Liability or otherwise in connection with any applicable Senior Finance Document;

(e)	any claim against any Obligor or Intragroup Debtor flowing from any recovery by a Senior Obligor or Intragroup Debtor or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that Liability on the grounds of preference or otherwise; and

(f)	to the extent not already described above, any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge non-provability, unenforceability or non-allowability of the same in any insolvency or other proceeding.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; provided that, for purposes of paragraph (b)(ii) of Clause 4.7 (Amendments to Hedging Documents), if Goldman Sachs International or one of its Affiliates is the transferor Hedge Provider under such Clause, then OOOGS shall be deemed to be an Affiliate thereof.

“Agents” means the Senior Agent and the Security Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case pursuant to and/or as required by law, rule or regulation.

“CEDC Loan Notes” means a loan note instrument to be entered into between the Parent, Lion/Rally Lux 1 S.A. and Lion/Rally Cayman 2 whereby Lion/Rally Lux 3 S.A. will issue USD $103,500,000 exchangeable loan notes to Carey Agri International – Poland Sp. Z O.O, a limited liability company organised in Poland, with its registered seat at 66 A Bokserska Street, 02-690, Warsaw, Poland and pursuant to which Lion/Rally Lux 1 S.A. will purchase the loan notes in exchange for issuance of shares in accordance with the terms of the loan note instrument.

“CEDC Loan Note Liability” means the Liabilities of the Parent to the Loan Note Creditor under the CEDC Loan Notes.

“CEDC Subordination Deed” means the deed of subordination dated on or about the date hereof between, amongst others, the Parent and Carey Agri International – Poland S.P. Z.O.O., a limited liability company organised under the laws of Poland.

“Closing Date” has the meaning given to it in the Senior Facilities Agreement.

“Company to AUK Loan” means the loan to be made from the Company to AUK Holdings Ltd identified in the Structure Memorandum.

“Company to RAG Loan” means the loan to be made from the Company to Russian Alcohol Group identified in the Structure Memorandum.

“Creditor Deed of Accession” means a duly completed deed of accession substantially in the form set out in Schedule 2 (Form of Creditor Deed of Accession) of this Deed.

“Declared Default” means a Senior Default which has resulted in the Senior Agent exercising (or directing the Security Agent to exercise) any of its rights under Clause 29.19 (Acceleration) of the Senior Facilities Agreement.

“Deed of Accession” means a Creditor Deed of Accession or an Obligor Deed of Accession.

“Early Termination Date” means an Early Termination Date (as defined in the relevant Hedging Agreement).

“Enforcement Action” means, in relation to any Liability, the taking of any action:

(a)	to close out all or any part of such Liability or otherwise declare all or any part of such Liability due and payable prior to its stated maturity whether on a Senior Default or otherwise (other than as a result of it becoming unlawful for a lender to perform its obligations under, or any mandatory prepayment arising under, the applicable Senior Finance Documents);

(b)	to recover (by legal proceedings or otherwise) or commence or institute or join legal proceedings to recover all or any part of such Liability (including by exercising any right of set-off, combination of accounts or similar rights);

(c)	to make any demand against any member of the Group or the Parent in relation to any guarantee, indemnity or other assurance against financial loss in respect of such Liability or to exercise any right to require any member of the Group to acquire such Liability (including exercising any put or call option against any member of the Group for the redemption or purchase of such Liability);

(d)	to exercise any right to enforce, or require the enforcement of, any Transaction Security (including the crystallisation of any floating charge created pursuant to any Security Document); or

(e)	to petition for (or vote in favour of any resolution for) or initiate or support or take any steps with a view to any insolvency, liquidation, reorganisation, administration or dissolution proceedings (including without limitation, the appointment of any liquidator, receiver, administrator or similar officer) or any voluntary composition, arrangement or assignment for the benefit of creditors or any similar proceedings involving an Obligor or the Parent, provided in each case that the taking of any action solely to preserve the validity and existence of claims shall not constitute Enforcement Action.

“Enforcement Date” means the date on which any Agent or any other Finance Party takes Enforcement Action in accordance with the provisions of this Deed.

“Final Discharge Date” means the date on which all the Senior Liabilities have been unconditionally and irrevocably discharged in full and none of the Finance Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to any of the Senior Obligors under the Senior Finance Documents.

“Group” means the Company and its Subsidiaries (being, after the Closing Date, the Target Group).

“Hedge Provider” means the Original Hedge Provider and any other financial institution which in accordance with the relevant Hedging Letter and the terms of the Senior Facilities Agreement has provided interest and/or currency exchange rate hedging in relation to the Senior Facilities Agreement and which has executed a Creditor Deed of Accession, and includes any successor or assignee thereof in accordance with the terms hereof and permitted by the Senior Facilities Agreement.

“Hedging Agreement” means a hedging agreement entered into between a Senior Obligor or On-Loan Obligor and a Hedge Provider for the purposes of hedging interest rate exposure in relation to the Senior Facilities Agreement.

“Hedging Letter” means the letter dated on or about the date of this Deed and made between the Parent and the Senior Agent relating to the Hedging Agreement to be entered into to hedge the Target Group’s exposure to interest rate and currency exchange rate fluctuations.

“Hedging Liabilities” means all Liabilities owed by the Obligors to the Hedge Providers under or in accordance with the Hedging Agreements, together with any related Additional Liability (not including however paragraph (b) of the definition of Additional Liability).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which the first-mentioned company or corporation is a Subsidiary.

“Insolvency Event” means:

(a)	for the purposes of Clauses 4.4 (Hedging Permitted Enforcement Action) and 10 (Subordination on Insolvency):

(i)	the passing of any resolution or making of any order for the winding up, liquidation, dissolution, administration or reorganisation of any Obligor (or the appointment of an administrator to any Obligor);

(ii)	any Obligor becoming subject to any insolvency, bankruptcy, reorganisation, receivership, administration, liquidation, dissolution or other similar proceeding voluntary or involuntary (and whether or not involving insolvency);

(iii)	any Obligor assigning its assets for the benefit of its creditors generally or entering into any composition or arrangement with its creditors generally or any Obligor becoming subject to any distribution of its assets (subject to the aggregate value of the relevant assets exceeding any threshold amount and the expiry of any applicable grace period set out in any relevant Senior Finance Document); or

(iv)	any analogous procedure or step is taken in any jurisdiction in respect of any Obligor,

other than in any such case, by way of a solvent reconstruction or Permitted Reorganisation of an Obligor which is permitted by the Senior Finance Documents; and

(b)	for any other purpose, any event specified in Clauses 29.6 (Insolvency), 29.7 (Insolvency proceedings) or 29.8 (Creditors’ process) of the Senior Facilities Agreement.

“Intragroup Creditors” means the Original Intragroup Creditors, and any member of the Group to whom any member of the Group has a Liability, and which are (a) Obligors or (b) which are not Obligors and which in both cases, have acceded to this Deed pursuant to Clause 21.3 (Further Subsidiaries as Parties).

“Intragroup Debtors” means the Original Intragroup Debtors and any other member of the Group which has become an Intragroup Debtor in accordance with Clause 21.3 (Further Subsidiaries as Parties).

“Intragroup Liabilities” means all Liabilities owed by any member of the Group to any Intragroup Creditor, together with any related Additional Liability.

“Intragroup Permitted Payments” means, subject to Clause 7.1 (Suspension of Intragroup Permitted Payments) and Clause 5.4 (Prohibited payments, guarantees and Security of Restricted Parent to Subsidiary Debt) any payment:

(a)	the proceeds of which are required to make any payments in respect of the Senior Liabilities in accordance with the Senior Finance Documents and/or the Structure Memorandum;

(b)	which constitute “Permitted Payments” as defined in the Senior Facilities Agreement; and/or

(c)	of or in respect of any Intragroup Liability unless an Event of Default has occurred and is continuing.

“Investor Share Pledge” means the share pledge dated on or about the date of this Deed given by the Parent in favour of the Security Agent in respect of the shares in the Company.

“ISDA Master Agreement” means either the 1992 Multicurrency – Cross Border Master Agreement (“1992 Master Agreement”) or the 2002 Master Agreement published by the International Swaps and Derivatives Association, Inc.

“Liability” means any present or future obligation or liability of the Obligors, any member of the Group or any one or more of them to any Finance Party, Intragroup Creditor or Shareholder Creditor for the payment of money whether in respect of principal, interest or otherwise (including, but not limited to, dividends declared but unpaid), whether actual or contingent, whether owed jointly or severally and whether owed as principal, surety or in any capacity whatsoever including any amount which would constitute such a liability but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings and “Liabilities” shall be construed accordingly.

“Loan Note Creditor” means Lion/Rally Lux 1 S.A.

“Majority Creditors” has the meaning set out in paragraph 23.3(d) of Clause 23.3 (Amendments to Transaction Security Documents).

“Majority Senior Creditors” means, prior to the Final Discharge Date, Senior Lenders and Hedge Counterparties whose Commitments (determined in respect of the Hedge Counterparties as provided in Clause 14.3(b) (Loss sharing)), aggregate to more than 66 2/3% of the aggregate Total Commitments under (and as defined in) the Senior Facilities Agreement (or, if such Commitments have been reduced to zero, Senior Lenders or, as the case may be, Hedge Counterparties whose Commitments (determined as aforesaid) aggregated to more than 66 2/3% of the aggregate Total Commitments (defined and determined as aforesaid) prior to that reduction).

“Mark-to-market Amount” means the mark-to-market calculation of the relevant Hedging Liabilities as determined in accordance with the relevant ISDA Master Agreement.

“Material Adverse Effect” has the meaning set out in the Senior Facilities Agreement.

“Obligor Deed of Accession” means a duly completed deed of accession in the form set out in Schedule 3 (Form of Obligor Deed of Accession).

“Obligors” means:

(a)	when designated “Senior”, the Original Senior Obligors as listed in Part 3 of Schedule 1 and each member of the Group which becomes an “Obligor” under or pursuant to the Senior Facilities Agreement;

(c)	when designated “On-Loan”, the borrowers and guarantors from time to time under the On-Loan Facility Agreement; or

(d)	without any such designation, the Senior Obligors and/or On-Loan Obligors as the context requires.

“On-Loan Lender” means Nowdo Limited, in its capacity as lender under the On-Loan Facility Agreement.

“On-Loan Facility Agreement” means the on-loan facility agreement to be entered into between the On-Loan Lender and the On-Loan Borrowers (as defined therein).

“OOOGS” means OOO Goldman Sachs, a limited liability company under the laws of the Russian Federation with its registered office at 6 Gasheka Street, Moscow.

“Parent Loan Security” means the assignment of the Restricted Parent to Company Loan Agreement in favour of the Security Agent.

“Party” means a party to this Deed.

“Prohibited Action” means:

(a)	the payment, repayment, purchase, agreement to purchase, defeasance or receipt of any Liability or any part thereof by any member of the Group;

(b)	the discharge of any Liability by way of set-off, combination of accounts or other similar action unless effected pursuant to any mandatory requirement of applicable law;

(c)	the creation of new Security by any member of the Group or the Parent which is not otherwise expressly permitted under the terms of this Deed or (in relation to any Security which is not permitted by the terms of this Deed) failure to remove or extinguish such Security in respect of any Liability;

(d)	the giving after the date of this Deed by any member of the Group of any guarantee or other assurance against financial loss in respect of any Liability (other than as contemplated or permitted by the Senior Facilities Agreement);

(e)	the amendment, variation, waiver or release of any term of any agreement under which or whereby any Liability is outstanding, subordinated, evidenced, secured or guaranteed, in each case save for amendments which are of an immaterial or technical nature, which correct a manifest error or which are expressly permitted by this Deed;

(f)	any action whereby the subordination and/or priority of any Liability under this Deed is altered or impaired;

(g)	any legal proceedings, or other procedure or step is taken to recover damages in respect of loss suffered which may be payable by any Report Provider pursuant to the issue of, or in relation to, any of the Reports or any omission therefrom; or

(h)	any Enforcement Action.

“Recovering Party” has the meaning given to it in Clause 14.1 (Recoveries).

“Recovery” has the meaning given to it in Clause 14.1 (Recoveries).

“Report Provider” means any author or issuer of, or any signatory to, a Report (as defined in the Senior Facilities Agreement).

“Restricted Parent to Company Loan Notes” means the unsecured, subordinated loan notes to be issued after the date of this Deed by the Company to the Parent (“Loan Notes”), and includes the loan note instrument constituting the $35.5 million Series A unsecured subordinated Loan Notes and the loan note instrument constituting the $103.5 million unsecured subordinated Loan Notes, each to be entered into following the date of this Deed.

“Restricted Parent to Subsidiary Debt” means the indebtedness from time to time outstanding of the Company to the Parent arising under the Restricted Parent to Company Loan Notes.

“Restricted Parent to Subsidiary Liability” means any liability in respect of Restricted Parent to Subsidiary Debt.

“Revolving Credit Facility” has the meaning given to it in the Senior Facilities Agreement.

“Secured Obligations” means those of the Liabilities in respect of which Transaction Security has been granted.

“Senior Borrower” has the meaning given to it in the Senior Facilities Agreement.

“Senior Default” means an “Event of Default” as defined in the Senior Facilities Agreement.

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date hereof executed between, among others, (a) the Original Senior Borrower, (b) the Original Senior Lenders, (c) the Senior Agent and (d) the Security Agent.

“Senior Finance Documents” has the meaning given to “Finance Documents” in the Senior Facilities Agreement.

“Senior Finance Party” has the meaning given to “Finance Party” in the Senior Facilities Agreement.

“Senior Lender” means a “Lender” as defined in the Senior Facilities Agreement.

“Senior Liabilities” means all Liabilities including Hedging Liabilities owed by an Obligor or (in the case of Hedging Liabilities) by any member of the Group to any Senior Finance Party under or in connection with the Senior Finance Documents, together with any related Additional Liability.

“Senior Payment Default” means a Senior Default arising under clause 29.1 (Non-payment) of the Senior Facilities Agreement.

“Senior Security” means the Security created or purported to be created by the Transaction Security Documents.

“Shareholder Creditor Liabilities” means the CEDC Loan Note Liabilities and the Shareholder Loan Liabilities.

“Shareholder Creditors” means the Loan Note Creditor and the Original Shareholder Creditor.

“Shareholder Loan” means financial indebtedness owed by the Parent to Luxco II, which financial indebtedness must:

(a)	provide for a bullet repayment on a final scheduled maturity no earlier than six months after the scheduled maturity date of the Senior Facilities Agreement;

(b)	provide for any interest to be capitalised and payable in cash solely either at the final maturity of such financial indebtedness or providing for interest payments at a rate and payable at times approved by the Majority Senior Creditors; and

(c)	be subordinated pursuant to this Deed and/or any other deed acceptable to the Facility Agent (acting reasonably).

“Shareholder Loan Liability” means all Liabilities owed by the Parent to Luxco II.

“Specified Hedging Default” means the failure by any Obligor party to a Hedging Agreement to make a payment due under such Hedging Agreement within 21 days of its due date or the occurrence of an Illegality, a Tax Event, a Tax Event Upon Merger or a Credit Event Upon Merger (each as defined in the relevant Hedging Agreement).

“Structural Intragroup Loans” means the loans evidenced, made or to be made available by (a) the Restricted Parent to Company Loan Notes, (b) the Company to RAG Loan, (c) the Company to AUK Loan and/or (d) the On-Loan Agreement, each as contemplated by the Structure Memorandum.

“Subordinated Creditor” means an Intragroup Creditor or a Shareholder Creditor.

“Subordinated Documents” means the documents pursuant to which the Structural Intragroup Loans and the Shareholder Loan is or are made available and the CEDC Loan Notes.

“Subordinated Liability” means any Shareholder Loan Liability or CEDC Loan Note Liability or Intragroup Liability or Restricted Parent to Subsidiary Liability

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Supplemental Security” has the meaning given to such expression in the Senior Facilities Agreement.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transaction Security” means the Senior Security.

“Voting Powers” means all powers of convening meetings, voting and representation in respect of all Liabilities except for meetings of the Finance Parties under the Senior Facilities Agreement.

1.2	Construction

In this Deed, unless a contrary intention appears:

(a)	a reference to any “person” is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees, and includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(b)	references to Clauses and Schedules are references to, respectively, Clauses of and Schedules to this Deed and references to this Deed include its Schedules;

(c)	a reference to (or to any specified provision of) any agreement or document (including a Senior Finance Document) is to be construed as a reference to that agreement or document (or that provision) as it may be amended, supplemented, novated and/or restated from time to time, but excluding for this purpose any amendment which is contrary to any provision of any Senior Finance Document;

(d)	a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(e)	a time of day is a reference to London time;

(f)	the index to and the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed;

(g)	the terms of the documents under which the Senior Liabilities arise and of any side letters between an Obligor and the Finance Parties (or any of them) relating thereto are incorporated in this Deed to the extent required for any purported disposition of the Security Property (as defined in Schedule 5 (Security Agent Provisions) contained in this Deed to be a valid disposition under section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989;

(h)	words importing the plural shall include the singular and vice versa;

(i)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived; and

(j)	words and expressions defined or construed in the Senior Facilities Agreement shall, unless otherwise provided, have the same meanings and constructions when used in this Deed notwithstanding any discharge or repayment in full of amounts outstanding under the Senior Facilities Agreement.

1.3	Consents

(a)	A consent or approval which is to be given by the Senior Agent under this Deed shall, unless the contrary is specified, be effective only if given on the instructions of the Majority Lenders and/or Majority Senior Creditors (as the context requires).

(b)	A consent or approval which is to be given by the Security Agent under this Deed shall, unless the contrary is specified, be effective only if given on the instructions of the Senior Agent (who, in turn, will take instructions from the Majority Lenders and/or Majority Senior Creditors (as the context requires)).

2.	PRIORITIES AND SUBORDINATION

2.1	Priorities and Subordination

Except as otherwise provided in this Deed, the Liabilities owed by the Obligors to the Finance Parties and the Intragroup Debtors to the Intragroup Creditors and the Parent to the Shareholder Creditors will rank for all purposes and at all times in the following order:

(a)	first, the Senior Liabilities;

(b)	second, the On-Loan Liabilities;

(c)	third, the other Intragroup Liabilities; and

(d)	fourth, the Shareholder Creditor Liabilities.

2.2	Hedging Liabilities

Subject to and except as otherwise expressly provided in this Deed, for the avoidance of doubt, the Hedging Liabilities will rank pari passu with the Senior Liabilities.

2.3	Other ranking

This Deed does not purport to rank any of the Intragroup Liabilities (or any element thereof) between themselves, other than the On-Loan Liabilities, and does not purport to rank any of the Shareholder Creditor Liabilities (or any element thereof) between themselves.

2.4	Liabilities, Rights and Remedies not affected

(a)	It is agreed that:

(i)	notwithstanding any provision of this Deed which postpones, subordinates or prohibits the payment of any of the Liabilities, each such Liability shall remain owing in accordance with its terms and interest and default interest will accrue accordingly;

(ii)	no failure to exercise, nor any delay in exercising, on the part of the Security Agent or any other Party, any right or remedy hereunder or under any other document executed in respect of a Liability shall operate, whether by reason of the terms of this Deed or otherwise, as a waiver thereof, nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy; and

(iii)	nothing in this Deed shall restrict or prohibit rolling up and/or capitalising any amount of interest accrued on any Liability.

(b)	The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

3.	SENIOR LIABILITIES

3.1	Senior Payments

The Obligors may pay, repay, redeem or acquire the Senior Liabilities at any time in accordance with the terms of the Senior Finance Documents.

3.2	Undertakings of Ancillary Lenders and Issuing Banks

Each of the Ancillary Lenders and Issuing Banks undertakes that it will not, in its capacity as such, unless the prior consent of the Majority Senior Creditors is obtained, take, accept or receive from any member of the Group the benefit of any Security, guarantee, indemnity or other assurance against financial loss in respect of any of the Liabilities owed to it in its capacity as Ancillary Lender or Issuing Bank other than:

(a)	the Senior Security (including, for the avoidance of doubt, any Supplemental Security);

(b)	any cash cover permitted under the Senior Facilities Agreement (which cash cover may be provided by an On-Loan Borrower under the terms of the On-Loan Facility Agreement); or

(c)	any Security arising as a result of the implementation of any netting or set-off arrangement relating to the Ancillary Facilities and permitted pursuant to the Senior Facilities Agreement.

3.3	Notice of Default

The Senior Agent shall promptly notify each Hedge Provider of the occurrence of a Senior Default upon becoming aware of the same.

4.	HEDGING LIABILITIES

4.1	Hedging Prohibited Action

(a)	Subject to paragraph (b) below, prior to the Final Discharge Date, except with the prior written consent of the Senior Agent, and save as permitted by Clauses 4.2 (Hedging Intragroup Permitted Payments) to 4.4 (Hedging Permitted Enforcement Action) (inclusive), 8.3 (Reports Recoveries) or 12 (Enforcement of Security), the Obligors and any Hedge Provider will not do or take or receive the benefit of any of those things which constitute a Prohibited Action with respect to any Hedging Liability.

(b)	Paragraph (a) and any other restriction on the Hedge Providers set out in this Clause 4 shall not apply at any time after the date on which the Final Discharge Date would have occurred but for the fact that any of the Hedging Liabilities remain outstanding.

4.2	Hedging Intragroup Permitted Payments

Subject to paragraph (d) of Clause 4.4 (Hedging Permitted Enforcement Action) the Hedge Providers may receive (including by ways of netting and set off) scheduled payments arising under the original terms of the relevant Hedging Agreements.

4.3	Hedging Security and Guarantees

Provided that the Hedge Provider has executed a Creditor Deed of Accession, the Hedge Providers may take the benefit of this Deed or any Security, guarantee, indemnity or other assurance against financial loss granted to the Security Agent in favour of any other Senior Finance Party in respect of the Hedging Liabilities to the extent permitted by the terms of the Senior Finance Documents and each Senior Obligor confirms that the Hedge Providers are and shall be the beneficiaries of, and are entitled to rely on the guarantee and indemnity in Clause 24 (Guarantee and Indemnity) of the Senior Facilities Agreement but subject to any limitation contained therein.

4.4	Hedging Permitted Enforcement Action

(a)	If a Specified Hedging Default occurs in relation to a Hedging Liability, a Hedge Provider may exercise any right it has to designate an Early Termination Date in accordance with the relevant Hedging Agreement or otherwise terminate the relevant Hedging Agreement, provided that no other Enforcement Action may be taken.

(b)	If a Declared Default has occurred, each Hedge Provider may and, if so requested by the Senior Agent (acting on the instructions of the Majority Lenders), will designate an Early Termination Date or otherwise terminate each Hedging Agreement to which it is a party.

(c)	If an Insolvency Event in relation to any member of the Group that has entered into a Hedging Agreement has occurred and is continuing, a Hedge Provider may exercise any right it has to designate an Early Termination Date in relation to such Hedging Agreement or otherwise terminate such Hedging Agreement.

(d)	On or after the designation of an Early Termination Date pursuant to paragraphs (a), (b) or (c) above, any amount which falls due from a Hedge Provider to any member of the Group shall be paid by that Hedge Provider to the Security Agent for application under Clause 13 (Application of Recoveries).

(e)	Prior to the Final Discharge Date, if any Obligor makes a repayment or prepayment in accordance with the provisions of the Senior Facilities Agreement (other than in respect of the Revolving Credit Facility), the Hedge Provider may terminate, or otherwise close out such proportion of its rights and obligations under the Hedging Agreements in relation to interest and/or currency exchange rate hedging as reflects the proportion of the Senior Liabilities (other than the Hedging Liabilities) which have been discharged, provided that:

(i)	no Senior Default would result as a result of such termination or close out; and

(ii)	the requirements of the Hedging Letter in respect of the Liabilities under the Senior Facilities Agreement continue to be satisfied after any such termination or close out.

4.5	Enforceability Covenant

(a)	Each Hedge Provider covenants that it will not challenge or otherwise call into issue the enforceability of any Hedging Agreement.

(b)	Each Finance Party (other than a Hedge Provider) covenants that it will not challenge or otherwise call into issue the enforceability of any Hedging Agreement.

4.6	Hedging Agreements

Each Hedge Provider will promptly provide to the Agents copies of each Hedging Agreement to which it is party. Each Hedging Agreement entered into by a Hedge Provider shall:

(a)	be based on an ISDA Master Agreement;

(b)	provide for two-way payments, or to the extent a 1992 Master Agreement is used, include an election that the “Second Method” and the “Market Quotation” as contemplated in the ISDA Master Agreement will apply;

(c)	permit the designation of an Early Termination Date in the circumstances envisaged in paragraphs (a), (b) and (c) of Clause 4.4 (Hedging Permitted Enforcement Action); and

(d)	be governed by English or New York law.

4.7	Amendments to Hedging Documents

(a)	Until the Final Discharge Date, no Obligor or Hedge Provider shall, except with the prior written consent of the Senior Agent (in each case acting on the instructions of the Majority Lenders respectively) amend or give any waiver or consent under any provision of any Hedging Document which would result in:

(i)	any Hedging Agreement ceasing to comply with the requirements of this Clause 4;

(ii)	any increase to the amount to be paid or any deferral of any scheduled payment dates under any Hedging Agreement to a date later than the Termination Date under and as defined in the Senior Facilities Agreement;

(iii)	any Obligor being subject to more onerous obligations as a whole than those contained in any Hedging Agreement as originally entered into (or as amended in accordance with this Deed) or obligations which would conflict with any provision of this Deed;

(iv)	any Obligor becoming liable to make an additional payment (or increase an existing payment) under any Hedging Agreement, other than any liability arising or permitted to arise under the terms of the Hedging Agreement as at the date of this Deed (or as amended in accordance with this Deed); or

(v)	the assignment of any of its rights or transfer of any of its rights or obligations under any Hedging Agreement to any person unless and until the Security Agent executes a Creditor Deed of Accession duly completed and signed on behalf of that person, other than any amendment, waiver or consent purely of a technical or administrative nature arising in the ordinary course of administration of the Hedging Agreement.

(b)	Subject to paragraph (a)(v) above and the terms of the relevant Hedging Agreement, each Hedge Provider may transfer any of its rights, title and interest in or obligations under any Hedging Agreement:

(i)	to any of its Affiliates; or

(ii)	with the prior written consent of the Senior Agent (in each case acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld (provided, for the avoidance of doubt, it should be reasonable to withhold such consent if there are reasonable doubts as to the enforceability of such Hedging Agreement against the transferee), to any third party hedge provider, provided in each case that the transferee had a credit rating equal to, or better than, the transferor Hedge Provider or is guaranteed by an entity with a credit rating equal to or better than the transferor Hedge Provider.

4.8	Impaired Recovery in relation to a Hedging Agreement

(a)	Subject to paragraph (d) below, if, following any Enforcement Action, there is a shortfall in the amount recovered by the Finance Parties (excluding the Relevant Hedge Provider) in relation to then outstanding Senior Liabilities (the “Shortfall”), then:

(i)	if the Majority Creditors determine that the Shortfall or part thereof resulted from a Hedging Liability in relation to a Hedging Agreement being unenforceable (the “Impaired Recovery”), then the Majority Creditors shall notify the Hedge Provider to whom the alleged unenforceable Liabilities in relation to such Hedging Agreement were owed (the “Relevant Hedge Provider”) of such Impaired Recovery determination;

(ii)	following such notification, the Majority Creditors and the Relevant Hedge Provider agree to use reasonable endeavours to agree to an amount representing the Impaired Recovery to be paid by the Relevant Hedge Provider to the Finance Parties (excluding the Relevant Hedge Provider), provided that any such amount shall not exceed the Mark-to-market Amount of the Hedging Agreement to which the relevant alleged unenforceable Hedging Liabilities relate and shall be shared between such Finance Parties (excluding the Relevant Hedge Provider) and in respect of the Finance Parties who are Lenders, pro rata to the amount their respective Commitments bore to the Total Commitments at the Enforcement Date;

(iii)	failing agreement between the Majority Creditors and the Relevant Hedge Provider in paragraph (ii) above, including a dispute as to the validity or existence of this clause, the following three issues shall be referred to and finally resolved by arbitration:

(A)	whether the Hedging Liabilities in respect of such Hedging Agreement are unenforceable; and

(B)	if such Hedging Liabilities are determined to be unenforceable, then whether or not the unenforceability of the Hedging Liabilities caused the Shortfall or part thereof; and

(C)	if such Shortfall or part thereof was caused by the unenforceability of the Hedging Liabilities in relation to a Hedge Agreement, then the amount of Shortfall attributable to the unenforceability of the Hedging Liabilities, provided that any such amount shall not exceed the Mark-to-market Amount of the Hedging Agreement to which the relevant unenforceable Hedging Liabilities relate (the “Shortfall Amount”).

The arbitration will be held in London and conducted in English by three arbitrators pursuant to the rules of the International Chamber of Commerce (“ICC”), which rules are deemed to be incorporated by reference into this Clause 4.8 save that, unless the parties agree otherwise:

(D)	the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the parties. If he or she is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC; and

(E)	the tribunal shall draw up, and submit to the parties for signature, the Terms of Reference within 21 days of receiving the file. The Terms of Reference shall not include a list of issues to be determined.

Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(b)	The costs of the arbitration shall be borne equally by (i) the Hedge Provider, on the one hand and (ii) the other Finance Parties (other than the Security Agent) participating in the arbitration, on the other hand.

(c)	Where a Shortfall Amount is determined to be payable by the Relevant Hedge Provider then:

(i)	if the Relevant Hedge Provider has already recovered an amount by the arbitration determination date, then the Relevant Hedge Provider shall promptly pay (and in any event within 10 Business Days) to the Senior Agent the Shortfall Amount; or

(ii)	If the Relevant Hedge Provider has not recovered the Shortfall Amount under Clause 13 (Application of Recoveries) below by the arbitration determination date, then such Relevant Hedge Provider shall not be entitled to recover an amount equal to the Shortfall Amount under Clause 13 (Application of Recoveries).

(d)	Notwithstanding anything to the contrary in the Deed, paragraphs (a) and (b) above shall not apply with respect to a Hedging Agreement that:

(i)	has been transferred by the Hedge Provider in accordance with paragraph (b)(ii) of Clause 4.7 (Amendments to Hedging Documents); or

(ii)	has been transferred to an Affiliate which is a legal entity licensed to perform banking operations or to act as a professional participant of the securities market in the Russian Federation, provided that such transfer is made in compliance with the Russian legislative requirements applicable to the parties to such transfer.

4.9	Undertaking in relation to Hedging Agreements

Each member of the Group undertakes to:

(a)	assign all of the rights and benefits that may arise in connection with any Hedging Agreement to which it is party in favour of either (i) the Security Agent in relation to any Hedging Agreement entered into in connection with the Senior Facilities Agreement or (ii) the Original Senior Borrower in relation to any Hedging Agreement entered into in connection with the On-Loan Facility Agreement; and

(b)	in connection therewith, provide (at the cost and expense of the Company) such legal opinions as the Facility Agent may reasonably require.

5.	INTRAGROUP LIABILITIES

5.1	Intragroup Prohibited Action

Prior to the Final Discharge Date, subject to Clauses 5.2 (Intragroup Permitted Payments), 5.3 (Intragroup Permitted Enforcement Action), 5.5 (Intragroup Permitted Payments of Restricted Parent to Subsidiary Debt) and 8.3 (Reports Recoveries), the Intragroup Creditors and Intragroup Debtors will not do or take or receive the benefit of any of those things which constitute a Prohibited Action in respect of any Intragroup Liability other than as permitted under the Senior Finance Documents or with the prior written consent of the Senior Agent.

5.2	Intragroup Permitted Payments

Subject to Clause 5.4 (Prohibited payments, guarantees and Security of Restricted Parent to Subsidiary Debt), Clause 7.1 (Suspension of Intragroup Permitted Payments), Clause 8 (Turnover) and Clause 10 (Subordination on Insolvency), in relation to any Intragroup Liability, an Intragroup Creditor may receive and an Intragroup Debtor may make an Intragroup Permitted Payment.

5.3	Intragroup Permitted Enforcement Action

An Intragroup Creditor may and shall take Enforcement Action to the extent that, and on the terms, it is so directed by the Senior Agent if a Declared Default has occurred and is continuing.

5.4	Prohibited payments, guarantees and Security of Restricted Parent to Subsidiary Debt

Subject to Clause 5.5 (Intragroup Permitted Payments of Restricted Parent to Subsidiary Debt), until after the Final Discharge Date:

(a)	Each of the Company, the Parent and each Subordinated Creditor shall not, and shall procure that none of its Subsidiaries or Affiliates will:

(i)	make, and the Parent will not receive, any payment or distribution of any kind whatsoever in respect or on account of the Restricted Parent to Subsidiary Debt or otherwise make any payment to or for the benefit of the Parent in respect of the Restricted Parent to Subsidiary Debt (for the avoidance of doubt, it is hereby acknowledged and agreed that any purchase, redemption, defeasance or other discharge of the Restricted Parent to Subsidiary Debt is a payment or distribution in respect of or on account of the Restricted Parent to Subsidiary Debt); and

(ii)	create or permit to subsist any guarantee or other Security in respect of any part of the Restricted Parent to Subsidiary Debt,

in each case without the prior consent of the Senior Agent acting on the instructions of the Majority Senior Creditors.

(b)	Each of the Company and the Parent shall not, and shall procure that its Subsidiaries will not, assign, transfer, create any Security over or otherwise dispose of its interest in or under the Restricted Parent to Subsidiary Debt; provided that this paragraph (b) shall not limit the exercise of any Security over any of the Restricted Parent to Subsidiary Debt under the Transaction Security Documents.

5.5	Intragroup Permitted Payments of Restricted Parent to Subsidiary Debt

The Company may make any payment (including by way of set-off) to the Parent in respect of Restricted Parent to Subsidiary Debt which is both an Intragroup Permitted Payment and a “Permitted Payment” as defined in the Senior Facilities Agreement.

5.6	Restriction on enforcement action in relation to Restricted Parent to Subsidiary Debt

Without limiting the generality of Clause 5.1 (Intragroup Prohibited Action), until after the Final Discharge Date, the Parent may not take any Enforcement Action in relation to the Restricted Parent to Subsidiary Debt without the prior consent of the Senior Agent (acting on the instructions of the Majority Senior Creditors).

5.7	Turnover of Restricted Parent to Subsidiary Debt

Without prejudice to Clause 8 (Turnover), if at any time prior to the Final Discharge Date:

(a)	the Parent receives or recovers a payment or distribution of any kind whatsoever (including by way of set-off or combination of accounts) in respect of or on account of the Restricted Parent to Subsidiary Debt which is not permitted by Clause 5.5 (Intragroup Permitted Payments of Restricted Parent to Subsidiary Debt);

(b)	the Parent receives or recovers proceeds pursuant to any Enforcement Action other than as permitted by Clause 13 (Application of Recoveries); or

(c)	any member of the Group makes any payment or distribution of any kind whatsoever in respect of or on account of, or any purchase, defeasance or other acquisition of, any Restricted Parent to Subsidiary Debt where the payment, if in respect of any amount of Restricted Parent to Subsidiary Debt would not be permitted pursuant to Clause 5.5 (Intragroup Permitted Payments of Restricted Parent to Subsidiary Debt),

the recipient or beneficiary of that payment, distribution, set-off or combination of accounts will promptly pay all amounts and distributions received to the Security Agent for application under Clause 13 (Application of Recoveries) after deducting the costs, liabilities and expenses (if any) reasonably incurred in recovering or receiving that payment or distribution and, pending that payment, will hold those amounts and distributions on trust for the Security Agent.

5.8	No reduction or discharge

As between the Parent and the Company, the Restricted Parent to Subsidiary Debt will be deemed not to have been reduced or discharged to the extent of any payment or distribution to the Security Agent under Clause 5.7 (Turnover of Restricted Parent to Subsidiary Debt).

5.9	No subrogation of Parent

The Parent will not in any circumstances be subrogated to any right of the Finance Parties or any Security or guarantee arising under any Senior Finance Document.

5.10	Preservation of subordination and ranking

Until after the Final Discharge Date, none of the Parent or the Company will, and each will procure that every other Obligor will not agree to or take any action in relation to any Subordinated Document or otherwise in connection with any Intragroup Liability which could reasonably be expected to adversely affect the ranking and/or subordination provisions of this Deed.

6.	SHAREHOLDER CREDITOR LIABILITIES

6.1	Shareholder Creditor Liability prohibited action

Until after the Final Discharge Date, the Parent will not do or take or receive the benefit of any of those things which constitute a Prohibited Action in respect of any Shareholder Creditor Liability other than as expressly permitted under the Senior Facilities Agreement.

6.2	Prohibited payments, guarantees and Security of Shareholder Creditor Liabilities

Until after the Final Discharge Date, the Parent shall not, and shall procure that none of its Subsidiaries or Affiliates or any Subordinated Creditor will:

(a)	make any payment or distribution of any kind whatsoever in respect or on account of the Shareholder Creditor Liabilities or otherwise make any payment to or for the benefit of any Shareholder Creditor in respect of the Shareholder Creditor Liabilities (for the avoidance of doubt, it is hereby acknowledged and agreed that any purchase, redemption, defeasance, cancellation (by operation of law, combination of accounts or otherwise) or other discharge of the Shareholder Creditor Liabilities is a payment or distribution in respect of or on account of the Shareholder Creditor Liabilities); and

(b)	create or permit to subsist any guarantee or other Security in respect of any part of the Shareholder Creditor Liabilities,

in each case without the prior consent of the Senior Agent acting on the instructions of the Majority Senior Creditors.

7.	PAYMENT STOP

7.1	Suspension of Intragroup Permitted Payments

Subject to Clause 8 (Turnover) and Clause 10 (Subordination on Insolvency), no payment which would otherwise be permitted under Clause 5.2 (Intragroup Permitted Payments) may be made without the consent of the Senior Agent if an Event of Default has occurred save that nothing in this Deed shall restrict an Intragroup Debtor (in respect of a Structural Intragroup Loan), from paying or repaying any Intragroup Liability under or in respect of a Structural Intragroup Loan, or an Intragroup Creditor from receiving the proceeds thereof, in order to make payments to the Senior Finance Parties in accordance with the provisions of the applicable Senior Finance Documents (subject always to the provisions of Clause 13 (Application of Recoveries)).

8.	TURNOVER

8.1	Turnover

(A)	If at any time before the Final Discharge Date:

(a)	any Finance Party or Intragroup Creditor or Shareholder Creditor receives or recovers, in cash or in kind, in respect or on account of any Liability or Intragroup Liability or a payment or distribution, receipt or recovery of which is prohibited by or contrary to the provisions of this Deed; or

(b)	any Hedge Provider receives or recovers, in cash or in kind, in respect or on account of any Hedging Liability, a payment or distribution, receipt or recovery of which is contrary to or prohibited by the provisions of Clause 4 (Hedging Liabilities); or

(c)	without limiting the generality of the foregoing, any Hedge Provider or Ancillary Lender makes any recovery under any Supplemental Security,

such Finance Party or Intragroup Creditor (as applicable) shall:

(d)	within three Business Days notify details of the receipt or recovery to the Agents; and

(e)	promptly pay such assets or money to the Security Agent (and pending such payment it shall hold any such assets and money received or recovered by it on trust for the Security Agent) for application in accordance with Clause 13 (Application of Recoveries), after the deduction of the costs, liabilities and expenses (if any) reasonably incurred in recovering or receiving that payment or distribution.

(B)	Notwithstanding the provisions of Clause 8.1(A) above, the Security Agent:

(a)	shall not be under any obligation to turn over amounts paid, received or recovered by it under paragraph 12 of part 1 (Supplementary Security Agent Provisions) of Schedule 4 (Security Agent Provisions) for application in accordance with Clause 13 (Application of Recoveries); and

(b)	shall only be required to turn over amounts paid, received or recovered by it (otherwise than as contemplated in Clause 8.1(B)(a) above), if it has actual knowledge that such amounts paid, received or recovered by it were prohibited or contrary to the provisions of this Deed.

8.2	No Subrogation

(a)	Notwithstanding any provision of any other document to the contrary, no Subordinated Creditor that is a Party will exercise any rights of subrogation in respect of any of the rights of any of the Finance Parties under any of the Senior Finance Documents.

(b)	No Obligor that is a Party will exercise any right of subrogation in respect of any of the rights of any of the Finance Parties under any of the Senior Finance Documents until the Final Discharge Date.

(c)	As between the Obligors that are Parties and each Subordinated Creditor that are Parties, none of the Intragroup Liabilities or Shareholder Creditor Liabilities will be deemed to have been reduced or discharged to the extent of any payment or delivery to the Security Agent or the Company pursuant to Clauses 8.1 (Turnover) or 8.3 (Reports Recoveries).

8.3	Reports Recoveries

Any Party that is entitled to make a claim for costs or damages against any provider of the Reports in relation to any Report may, notwithstanding any provision to the contrary in this Deed, make such a claim provided that:

(a)	prior to the Final Discharge Date, before that Party takes any such action, it will obtain the consent of the Senior Agent to any such recovery action; and

(b)	such Party pays an amount equal to any moneys it receives as a result of making any such claim (less (subject to compliance with paragraph (a) above) the costs and expenses reasonably incurred in making such claim):

(i)	prior to the Enforcement Date, to the applicable Group member which is the addressee of the Reports to be applied in prepayment of the Senior Liabilities to the extent required by the Senior Finance Documents and in accordance with Clause 12.3 (Mandatory Prepayments); and thereafter

(ii)	on or after the Enforcement Date, to the Security Agent for application under Clause 13 (Application of Recoveries),

and pending such payment, such Party will hold such amounts on trust for the benefit of the applicable Group member which is the addressee of the Reports or the Security Agent (as applicable).

9.	PROTECTION OF SUBORDINATION

9.1	Continuing Subordination

The subordination and priority provisions in this Deed constitute a continuing subordination and benefit to the ultimate balance of the Senior Liabilities, regardless of any intermediate payment or discharge of the Senior Liabilities in whole or in part.

9.2	Waiver of Defences

The subordination and priority provisions in this Deed will not be affected by any act, omission or circumstance which (but for this provision) may operate to release or otherwise exonerate the Finance Parties, the Subordinated Creditors that are Parties, the Intragroup Debtors and/or the Obligors (or any of them) from their obligations under this Deed or otherwise affect those subordination and priority provisions, including, without limitation:

(a)	any time or indulgence granted to or composition with any Obligor or any other person;

(b)	the taking, amendment, compromise, renewal or release of or refusal to enforce any rights, remedies or Security against or granted by any Obligor or other member of the Group or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to any Obligor or any other person or any amendment to the terms of this Deed or any other document or Security (including the Senior Finance Documents);

(d)	any fluctuation in or partial repayment or prepayment of any of the Senior Liabilities;

(e)	the release of any person under the terms of any composition or arrangement with any creditor of any person;

(f)	any amendment (however fundamental) or replacement of a Senior Finance Document or any other document or security;

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document or any other document or security;

(h)	any insolvency or similar proceedings; or

(i)	any postponement, discharge, restriction, non-profitability or other similar circumstance affecting any obligation of any person under any Senior Finance Documents resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

10.	SUBORDINATION ON INSOLVENCY

10.1	Subordination of Liabilities

Upon the occurrence of an Insolvency Event in relation to an Obligor or Intragroup Debtor, claims as between the Finance Parties (and any Subordinated Creditors against that Obligor or Intragroup Debtor) in respect of the Intragroup Liabilities, will be subordinate in right of payment to the claims against that Obligor or Intragroup Debtor in respect of the Senior Liabilities.

10.2	Exercise of Rights

(a)	Upon the occurrence of an Insolvency Event referred to in Clause 10.1 (Subordination of Liabilities), the Security Agent may, provided it has been indemnified and/or secured to its satisfaction, and is irrevocably authorised by the other Finance Parties, the Intragroup Creditors, the Intragroup Debtors and the Obligors on their behalf:

(i)	to demand, claim, enforce and prove for;

(ii)	to file claims and proofs, give receipts and take all proceedings and do all things which the Security Agent considers reasonably necessary to recover;

(iii)	to receive distributions of any kind whatsoever in respect or on account of; and

(iv)	to exercise any Voting Powers in respect of,

the Senior Liabilities and/or the Intragroup Liabilities due from that Obligor and/or Intragroup Debtor for the benefit of and on the instructions of the Finance Parties.

(b)	If, for any reason, the Security Agent is not entitled to take any such action for the recovery of any such Liabilities or to exercise the Voting Powers, each of the other Finance Parties, the Intragroup Creditors, the Intragroup Debtors and the Obligors undertake to take any action, give any notices and exercise any powers in accordance with the instructions of the Security Agent from time to time.

(c)	Each Finance Party, Intragroup Creditor, Intragroup Debtor and Obligor will provide all forms of proxy and of representation requested by the Security Agent for the purpose of exercising the Voting Powers.

(d)	Nothing in this Clause 10.2 will entitle the Security Agent to exercise or require the other Finance Parties to exercise these powers in order to waive or amend any of the provisions of any of the Senior Finance Documents or waive, reduce, discharge, or extend the due date for payment of or reschedule any of the Liabilities.

10.3	Distribution

Upon the occurrence of an Insolvency Event each of the Shareholder Creditors that are Parties will:

(a)	hold all payments and distributions in cash or kind received or receivable by it on or after the date of such occurrence in respect of any of the Liabilities on trust for the Security Agent for application in accordance Clause 13.1 (Application order (Senior Security));

(b)	within three Business Days of demand by the Senior Agent, pay an amount equal to any of the Liabilities owing to that party and discharged on or after the date of such occurrence by set-off or otherwise to the Security Agent for application in accordance with Clause 13.1 (Application order (Senior Security));

(c)	promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the relevant Obligor or Intragroup Debtor or their proceeds to pay distributions in respect of the Liabilities directly to the Security Agent; and

(d)	promptly use its reasonable efforts to undertake any action requested by the Senior Agent or the Security Agent to give effect to this Clause 10.3.

10.4	General Forbearance

In connection with any Insolvency Event involving a case or proceeding under the bankruptcy laws of the United States, each Finance Party or Intragroup Creditor or Shareholder Creditor:

(a)	waives any right to challenge or dispute actions in accordance with this Deed and the Transaction Security Documents taken by the Security Agent in respect of the Liabilities (or any Supplemental Security) to seek adequate protection with respect to the Security securing the Liabilities (or the Security represented by such Supplemental Security) as provided herein; and

(b)	consents to any use of cash collateral approved by the Security Agent in respect of the Liabilities, provided that such proceeds are treated in accordance with the Security priorities established herein and in the Transaction Security Documents.

11.	FAILURE OF TRUSTS

If any trust intended to arise pursuant to Clause 8 (Turnover) or Clause 10.3 (Distribution) fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the relevant Party will pay to the Security Agent for application in accordance with Clause 13.1 (Application order (Senior Security)) an amount equal to the amount (or the value of the relevant assets) intended to be so held in trust for the Security Agent.

12.	ENFORCEMENT OF SECURITY

12.1	Exemption

A Finance Party shall not be responsible to any other Finance Party or Intragroup Creditor with respect to any instructions given or not given to the Security Agent in relation to or in connection with any of the Transaction Security Documents, provided in each case such Finance Party acts in good faith and in accordance with their obligations under this Deed and the applicable Senior Finance Documents.

12.2	Release of Security upon Disposal

On any disposal permitted by the Senior Finance Documents before the commencement of any Enforcement Action, the Senior Agent (who in turn is authorised by each Finance Party or Intragroup Creditor) hereby authorises the Security Agent:

(a)	to release the assets disposed of from any Transaction Security and any guarantee arising under any Senior Finance Document; and

(b)	to release any Intragroup Debtor whose shares are being disposed of from any Intragroup Liabilities it may have; and

(c)	to issue any certificates of non-crystallisation of any floating charge that may, in the absolute discretion of the Senior Agent, be considered necessary or desirable.

12.3	Mandatory Prepayments

If under the terms of Clause 12 (Mandatory Prepayment) of the Senior Facilities Agreement, any Obligor is required to apply all or any portion of any proceeds or other monies in prepayment of any Senior Liabilities, such obligations shall be satisfied, if the amount of such proceeds or monies required to be so applied is applied in or towards prepayment of the Senior Liabilities in accordance with the terms of the Senior Facilities Agreement, and the consent of any other Party to this Deed shall not be required for application in accordance with this Clause 12.3.

12.4	Release of Security upon Enforcement Action

If any assets are to be sold or otherwise disposed of by or on behalf of the Security Agent (or at the request of the Security Agent, in each case on the instructions of the Senior Agent)), either as a result of the enforcement of the relevant Transaction Security or a disposal by an Obligor after any Enforcement Action, the Security Agent may (at the cost of the Obligors) release the relevant assets from the Transaction Security and may enter into, on behalf of any other Party:

(a)	any release of the Transaction Security or any other claim over that asset (including any claim of contribution or subrogation by any other Obligor) and to issue any certificate of non-crystallisation of any floating charge that may, in the absolute discretion of the Senior Agent, be considered necessary or desirable;

(b)	if the asset disposed of consists of all of the shares (being shares held by an Obligor) in the share capital of an Obligor or any Holding Company of an Obligor, any release of that Obligor or Holding Company or any of its Subsidiaries from any Liabilities it may have to any Finance Party, Intragroup Creditor or other Obligor, whether actual or contingent, in its capacity as a guarantor or borrower; or

(c)	if the asset disposed of consists of all of the shares in the share capital of an Obligor or any holding company of that Obligor and if the Security Agent wishes to sell, transfer, assign or otherwise dispose of any intercompany loans, receivables or other Liabilities owed by or to that Obligor, any agreement to dispose of all or any part of those intercompany loans, receivables or other Liabilities on behalf of the relevant Finance Party, Intragroup Creditor and Obligors (with the proceeds thereof being applied as if they were the proceeds of enforcement of the Transaction Security).

12.5	Release Conditions

(a)	Each Finance Party and Intragroup Creditor hereby undertakes in favour of the Agents to execute any releases or other documents and take any action which the Agents may reasonably require in order to give effect to the provisions of this Clause 12, provided that any such release, document or action shall be without representation or warranty from, or recourse to, any other Finance Party or Intragroup Creditor.

(b)	The release of any member of the Group as contemplated in this Clause 12 will not affect or otherwise reduce the obligations and/or liabilities of any other member of the Group to any of the Finance Parties or Intragroup Creditors.

13.	APPLICATION OF RECOVERIES

13.1	Application order (Senior Security)

All amounts from time to time received or recovered by the Security Agent which it is instructed by the Senior Agent as being required to be applied in satisfaction of some or all of the Senior Liabilities under this Deed and all other amounts received by it from any Obligor in respect of any Senior Liabilities (other than those payments that are permitted pursuant to, and are made in accordance with the terms of, the Senior Finance Documents) (whether under the turnover provisions or otherwise) shall be applied by the Security Agent in the following order of priority:

(a)	first, in or towards payment of amounts payable (including unpaid fees, costs and expenses and interest thereon provided for under the Senior Finance Documents) to the Security Agent (and any receiver, administrator, delegate, adviser, agent or co-trustee appointed by it) under any of the Senior Finance Documents;

(b)	second, in or towards payment of unpaid costs and expenses properly incurred by or on behalf of the Finance Parties (other than the Security Agent) and the On-Loan Facility Agent in connection with the realisation or enforcement of the Senior Security;

(c)	third, in payment to the Senior Agent in or towards any unpaid costs and expenses of the Senior Agent and On-Loan Agent;

(d)	fourth, in payment pro rata of any accrued interest due and payable but unpaid under the Senior Facilities Agreement and any amounts due and payable but unpaid under the Hedging Documents (other than any termination payments under any Hedging Document);

(e)	fifth, in payment pro rata of any principal, and any termination payment, due and payable but unpaid under the Senior Facilities Agreement and the Hedging Documents;

(f)	sixth, to the extent received from CEDC pursuant to the CEDC Subordination Deed, to CEDC; and

(g)	seventh, in payment of any surplus to the relevant Obligors or other persons entitled to it,

and pending such application, once received by the Security Agent, such amounts shall be held on trust by the Security Agent for the persons entitled to them.

13.2	Appropriations

Each Finance Party may (subject to the provisions of this Deed and the other Senior Finance Documents ):

(a)	apply any moneys received from the Security Agent under Clause 13.1 (Application order (Senior Security)) to any part of the Liabilities owed to it in any order or manner which it may determine; and

(b)	hold any moneys received from the Security Agent under Clause 13.1 (Application order (Senior Security)) in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until those moneys are sufficient in aggregate in order to discharge that Finance Party’s portion of the relevant Liabilities in full.

13.3	Non-cash Distributions

If the Security Agent receives any distribution otherwise than in cash in respect of any of the Liabilities, the Security Agent shall realise such distributions in the manner determined by the Senior Agent and shall apply the proceeds of such realisation in accordance with Clause 13.1 (Application order (Senior Security)).

13.4	Sums received by an Obligor

If an Obligor receives any sum which, pursuant to any of the Senior Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with Clause 13.1 (Application Order (Senior Security)) and pending such payment shall be held by such Obligor on trust for the Security Agent.

13.5	Certificates

The Security Agent may rely on any certificate made or given by the Senior Agent as to the existence and amount of any Secured Obligation.

13.6	Conversion of Currencies

If the Security Agent receives any amount under this Deed or otherwise in respect of any of the Liabilities in a currency other than, prior to the Final Discharge Date, the currency of the Senior Liabilities, the Security Agent may convert such amount into the currency of the relevant Liabilities at the spot rate of exchange nominated by the Senior Agent for the purchase of such currency in the London foreign exchange market with the currency of the amount received.

13.7	Preservation of Liabilities

None of the Liabilities shall be deemed reduced:

(a)	by the receipt of any amount by any Finance Party or Intragroup Creditor, if and to the extent that, by virtue of the operation of this Deed, such amount is required to be paid over to (and pending such payment held upon trust for) the Security Agent for application and distribution pursuant to the terms hereof; or

(b)	by the receipt of any amount by the Security Agent pursuant to the terms of this Deed for application pursuant to the terms hereof,

unless and until such amount is actually applied and distributed by the Security Agent pursuant to and in accordance with Clause 13.1 (Application order (Senior Security)).

14.	PRO RATA SHARING

14.1	Recoveries

Subject as provided in Clause 14.2 (Exceptions), if any Senior Finance Party (the “Recovering Party”) receives (by way of payment, set-off or otherwise) an amount in discharge of the Senior Liabilities (such amount a “Recovery”) after a Declared Default has occurred other than as a result of a payment under Clause 13.1 (Application order (Senior Security)) then:

(a)	within two Business Days of receipt of the Recovery, the Recovering Party shall pay to the Security Agent an amount equal (or equivalent) to such Recovery;

(b)	the Security Agent shall redistribute such payment in accordance with Clause 13.1 (Application order (Senior Security)); and

(c)	save for any receipt by the Recovering Party as a result of the operation of paragraph (b) above, as between the relevant Obligor and the Recovering Party the Recovery shall be treated and deemed as not having been paid.

Each Senior Finance Party shall notify the Security Agent promptly of any such Recovery by it other than by payment through the Security Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Party which paid an amount equal thereto to the Security Agent under paragraph (a) above, each Senior Finance Party to which any part of that amount was distributed shall, on request from the Recovering Party, repay to the Recovering Party that Senior Finance Party’s pro rata share of the amount which has to be refunded by the Recovering Party.

14.2	Exceptions

The provisions of Clause 14.1 (Recoveries) shall not apply to any Ancillary Lender to the extent that any amount is received or recovered by an Ancillary Lender as a result of exercising rights arising under the Ancillary Documents to set off sums due and payable by and to it under those documents or to any Hedge Provider as a result of exercising rights to net sums due and payable by and to it under the Hedging Agreements.

14.3	Loss Sharing

Subject to Clause 4.8 (Impaired Recovery in relation to a Hedging Agreement):

(a)	if for any reason any of the Senior Liabilities remain undischarged and any resulting losses are not being borne by the Senior Lenders and the Hedge Providers pro rata to the amount which their respective Commitments (under and as defined in the Senior Facilities Agreement and, in the case of the Hedge Providers, determined in accordance with paragraph (b) below) to the Total Commitments (defined and determined as aforesaid) at the Enforcement Date, the Finance Parties shall make such payments between themselves as the Senior Agent shall require to ensure that after taking into account such payments such losses are borne by the Finance Parties pro rata to their Commitments (defined and determined as aforesaid); and

(b)	for the purpose of this Clause 14.3 the Total Commitments (under and as defined in the Senior Facilities Agreement) will be notionally increased by a Mark-to-market Amount with respect to each Hedge Providers’ interest in the Hedging Liabilities on the Enforcement Date and each Hedge Provider shall be deemed to have a Commitment (under and as defined in the Senior Facilities Agreement) in a Mark-to-market Amount with respect to the Hedging Liabilities owed to it.

14.4	Indemnity

The Obligors will fully indemnify each of the Finance Parties on demand for the amount of any payment or distribution in accordance with this Clause 14 (Pro Rata Sharing) to the extent that any such payment or distribution would otherwise result in the reduction or discharge of the Senior Liabilities.

14.5	Adjustments

To the extent that by reason of applicable law the Security Agent or the Senior Agent is not able to apply amounts received pursuant to the enforcement of guarantees and the Transaction Security in payment to the Finance Parties pro rata to the outstanding Senior Liabilities due to such Finance Parties, such amount shall be applied as the Senior Agent shall reasonably determine in accordance with applicable law subject to the Finance Parties making any payments required between themselves in order to place each of the Finance Parties in the same position as they would have been in had such amounts been able to be applied the Senior Liabilities on a pro rata basis.

15.	STATUS OF OBLIGORS AND WARRANTIES

15.1	Obligors’ Acknowledgements and Undertakings

Each Obligor acknowledges the priorities, rights and obligations set out in this Deed and undertakes with each of the Finance Parties to observe the provisions of this Deed and not to take or agree to take, or receive or agree to receive the benefit of, any action which may in any way prejudice or adversely affect the implementation of the provisions of this Deed or do or permit to be done anything which would be inconsistent with any provision of this Deed.

15.2	Representations of Certain Parties

Each Intragroup Creditor, Intragroup Debtor or Shareholder Creditor makes the representations and warranties set out in this Clause 15.2 to each Finance Party only in relation to itself, in each case on the date of this Deed or (if later) the date on which it becomes a Party:

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

(b)	it has the power to own its own assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	subject to any applicable Legal Reservations, the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable;

(d)	the entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with: (i) any law or regulation applicable to it; (ii) its Constitutional Documents; or (iii) any agreement or instrument binding on it or any of its assets, in each case to the extent that it would reasonably be expected to have a Material Adverse Effect;

(e)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Deed and the transactions contemplated by this Deed;

(f)	subject to any applicable Legal Reservations, all Authorisations required for the performance by it of this Deed and the transactions contemplated by this Deed and to make this Deed admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect; and

(g)	subject to the Security under the Transaction Security, it is the sole beneficial owner of the Intragroup Liabilities, Restricted Parent to Subsidiary Debt or Shareholder Loans (as relevant) owed to it.

16.	INFORMATION AND CO-OPERATION

16.1	Defaults

(a)	The Senior Agent will notify the Security Agent promptly upon its becoming aware of the occurrence of any Senior Default.

(b)	Each Party to this Deed will notify each Agent of any breach of the provisions of this Deed promptly upon its becoming aware of the same.

16.2	Waiver of Defaults

Upon the waiver or remedy of a Senior Default in accordance with the applicable Senior Finance Documents, the Senior Agent will promptly notify the others in writing of that waiver or remedy.

16.3	Amounts of Liabilities

The Senior Agent will, from time to time and following written request by the Security Agent, notify the Security Agent in writing of the amount of the Liabilities in respect of the Senior Finance Documents as to which such Agent is Agent.

16.4	Other Information

Each Obligor (on behalf of itself and each other member of the Group) authorises each Finance Party to disclose to each other Finance Party all information which relates to it or to the Group as a whole or to any member of the Group and which is possessed by that Finance Party in connection with any Senior Finance Document (including information regarding the respective amounts of Liabilities outstanding from time to time).

16.5	Co-operation

Each Party undertakes to use all reasonable endeavours to ensure that any Security for any of the Senior Liabilities from time to time held or obtained from any member of the Group shall be constituted by the Transaction Security Documents and/or the Supplemental Security (if applicable) and held by the Security Agent, in its own name or as agent or trustee, for the benefit of the Finance Parties in accordance with and to the extent of, their respective priority entitlements set out in this Deed, provided that the Supplemental Security may be held by Ancillary Lenders and/or Hedge Providers in accordance with and subject to the terms of this Deed. If for any reason it is not possible for any Security for the Senior Liabilities to be held by the Security Agent in such manner, the Parties shall procure that any alternative holder of Security shall, as a condition precedent to its accepting any such Security, adhere to this Deed by accepting obligations mutatis mutandis identical in all material respects to those incumbent on the Security Agent under this Deed. Any Ancillary Lender or Hedge Provider that holds Supplemental Security agrees that it shall have obligations in respect of such Supplemental Security mutatis mutandis identical in all material respects to those incumbent on the Security Agent under this Deed.

16.6	Consultation

(a)	The Senior Agent shall consult with and instruct the Security Agent regarding the taking of any formal steps to exercise any remedy against any member of the Group or taking or giving any instructions to the Security Agent to take other Enforcement Action and generally with regard to significant matters affecting the rights of the Parties as regulated by this Deed.

(b)	Nothing in this Clause 16.6 or elsewhere in this Deed will invalidate or otherwise affect any action or step taken in accordance with the provisions of this Deed without any such consultation.

16.7	Ranking Overseas

Each Party undertakes to use all reasonable endeavours to ensure that the provisions of this Deed as to the relative ranking of priorities and subordination as between the Finance Parties and the Intragroup Creditors shall be given effect to in all relevant jurisdictions.

17.	POWERS OF ATTORNEY

17.1	Appointment by the Finance Parties and Intragroup Creditors

By way of security for the performance of its obligations under this Deed, each of the Finance Parties and the Intragroup Creditors irrevocably appoints the Security Agent, who accepts and declares an interest therein, individually as its attorney (with full power to appoint substitutes and to delegate) in its name and on its behalf to do anything which such Finance Party (a) has authorised the Security Agent, or the Senior Agent to do under this Deed or (b) is required to do by this Deed but has failed to do for a period of 10 Business Days after receiving notice from the Senior Agent or the Security Agent requiring it to do so.

17.2	Appointment by the Obligors

By way of security for the performance of its obligations under this Deed, each of the Obligors irrevocably appoints the Security Agent, any receiver appointed pursuant to any Security Document and their respective delegates and sub-delegates to be its attorney acting severally (or jointly with any other such attorney) and on its behalf and in its name or otherwise to do any and every thing which:

(a)	such Obligor is obliged to do under the terms of this Deed but has failed to do for a period of 5 Business Days after notice from the Security Agent requiring it to do so; or

(b)	following a Declared Default, which such attorney considers necessary or desirable in order to enable the Security Agent or such attorney to exercise the rights conferred on it by this Deed or by law.

17.3	Ratification of Acts

Without prejudice to the generality of Clauses 17.1 (Appointment by the Finance Parties and Intragroup Creditors) and 17.2 (Appointment by the Obligors), each of the Finance Parties, the Intragroup Creditors and the Obligors hereby undertakes with the Security Agent and/or the Senior Agent that promptly upon request, each Finance Party, Intragroup Creditors or Obligor will ratify and confirm all transactions entered into and other actions by the Security Agent and/or the Senior Agent (or any of their substitutes or delegates) in the proper exercise of the power of attorney granted to it hereunder.

18.	THE SECURITY AGENT

18.1	Declaration of Trust

To the extent the Transaction Security is not transferred, charged or granted to the Security Agent, on trust, and subject to the provisions of Clause 18.5 (Non-Trust Jurisdictions), the Security Agent declares itself trustee of the Senior Security (other than the On-Loan Finance Documents) to hold on trust for the Finance Parties to hold such Security on the terms and subject to the conditions set out in this Deed (including those set out in Schedule 4 (Security Agent Provisions) and any reference in Clause 17 (Powers of Attorney) and this Clause 18 and Schedule 4 (Security Agent Provisions), to “Security Agent” and “Transaction Security” shall be construed in relation to any Senior Security (other than the On-Loan Finance Documents) and any Debt Liability to mean the Security Agent and/or the Senior Security (other than the On-Loan Finance Documents), mutatis mutandis.

18.2	Provisions Supplemental to the provisions of the Trustee Act 1925 and the Trustee Act 2000 (the “Trustee Acts”)

Where there are any inconsistencies between the Trustee Acts and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act. The Security Agent shall have such rights, powers, authorities and discretions as are conferred on trustees by the Trustee Acts together with such rights, powers and discretions as are reasonably incidental thereto and by way of supplement to the Trustee Acts such rights, powers, authorities and discretions as expressly provided in the following provisions of this Clause 18 and as further declared in Schedule 4 (Security Agent Provisions) to this Deed. Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Agent, provided that if the Security Agent fails to show the degree of care and diligence required of it as trustee, nothing in this Deed shall relieve or indemnify it from or against any liability that would otherwise attach to it in respect of any gross negligence or wilful misconduct of which it may be guilty.

18.3	Rights, Duties, Powers, Discretions and Remuneration of the Security Agent

(a)	The Security Agent shall have such rights, powers, authorities and discretions as are conferred on it by this Deed and the Transaction Security Documents (other than the On-Loan Finance Documents) together with such rights, powers and discretions as are reasonably incidental thereto.

(b)	Notwithstanding any provision in this Deed to the contrary, the Security Agent may, in its absolute discretion refrain from taking any (or any further) action or exercising any right, power, authority or discretion under or in respect of this Deed or any Security Document (other than the On-Loan Finance Documents) until it has received instructions from the Senior Agent as to whether (and/or the way in which) such action, right, power, authority or discretion is to be taken or exercised.

(c)	The Security Agent shall not be required to take any action in accordance with any instructions from the Senior Agent in respect of this Deed or any of the Transaction Security Documents (other than the On-Loan Finance Documents) unless it has been indemnified and/or secured to its satisfaction (whether by way of payment in advance or otherwise) against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

(d)	The Security Agent shall be entitled to such remuneration as it may from time to time agree with the Company. The Security Agent shall not by virtue of receiving any such remuneration or other payment be deprived of any rights, powers, privileges or immunities which a gratuitous trustee would have had in relation to this Deed or any of the Transaction Security Documents (other than the On-Loan Finance Documents).

18.4	Indemnity to Security Agent and Counter-Indemnity

(a)	To the extent that an Obligor does not do so on demand or is not obliged to do so, each Secured Party hereby jointly and severally agrees to indemnify the Security Agent on demand against any action, charge, claim, cost, damage, demand, expense (including legal fees), liability, loss or proceeding which may be brought, made or preferred against or suffered, sustained or incurred by the Security Agent in complying with any instructions from any of the Finance Parties or otherwise sustained or incurred by the Security Agent in connection with this Deed or any Senior Finance Document (other than a On-Loan Finance Document) or its rights, powers, authorities, discretions, duties, obligations and responsibilities under any such document except to the extent that the liability or loss arises directly from the Security Agent’s gross negligence or wilful misconduct.

(b)	To the extent that a Secured Party is required to indemnify the Security Agent pursuant to paragraph (a) above as a result of any action which the Company or any member of the Group is required to take but does not, the Company agrees to indemnify each such Secured Party within 3 Business Days’ of demand against any amount it has paid to the Security Agent pursuant to paragraph (a) above.

18.5	Non-Trust Jurisdictions

It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be created by this Deed, the relationship of the Finance Parties to the Security Agent shall, except to the extent provided otherwise in the Transaction Security Documents (other than the On-Loan Finance Documents), be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Deed shall have full force and effect between the Parties.

18.6	Covenant to Pay

Each Obligor (other than an On-Loan Obligor) hereby covenants with the Security Agent as trustee for the relevant Finance Parties that on demand of the Security Agent such Obligor shall discharge all obligations which are then due and payable and which such Obligor may at any time owe to the Security Agent (whether for its own account or as trustee for the Finance Parties) or any of the other Finance Parties (whether for their own account or as trustee or agent of the persons who such Finance Parties represent or for whom they act) under or pursuant to the Senior Finance Documents (other than the On-Loan Finance Documents) including any liability in respect of any further advances made under the Senior Finance Documents (other than the On-Loan Finance Documents), whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and each Obligor (other than an On-Loan Obligor) shall pay to the Security Agent when due and payable every sum at any time owing, due or incurred by such Obligor to the Security Agent (whether for its own account or as trustee for the Finance Parties) or any of the other Finance Parties (whether for their own account or as trustee or agent of the persons who such Finance Parties represent or for whom they act) in respect of any such liabilities.

18.7	Parallel Debt Obligation

(a)	Each Obligor (other than an On-Loan Obligor) and the Security Agent acknowledge that the obligations of each Obligor (other than an On-Loan Obligor) under Clause 18.6 (Covenant to Pay) above are several and separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Finance Party under any Senior Finance Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor (other than an On-Loan Obligor) is liable under Clause 18.6 (Covenant to Pay) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt, provided that:

(i)	the Parallel Debt of each Obligor (other than an On-Loan Obligor) shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)	the Corresponding Debt of each Obligor (other than an On-Loan Obligor) shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(b)	For the purpose of this Clause 18.7, the Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Senior Finance Documents (other than the On-Loan Finance Documents) to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(c)	All monies received or recovered by the Security Agent pursuant to this Clause 18.7, and all amounts received or recovered by the Security Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with this Deed.

(d)	Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this Clause 18.7 or under any other provision of the Senior Finance Documents), each Obligor acknowledges that nothing in this Clause 18.7 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Senior Finance Document.

(e)	In addition, but without prejudice to the foregoing, the Security Agent shall be the joint creditor (together with the relevant Finance Party) of all obligations of each Obligor (other than the On-Loan Obligors) towards each of the Finance Parties under the Senior Finance Documents.

19.	COSTS AND EXPENSES

Clause 22 (Costs and Expenses) of the Senior Facilities Agreement shall apply to this Deed, as if set out herein, mutatis mutandis.

20.	ROLE OF THE ON-LOAN FACILITY AGENT

20.1	Appointment of the On-Loan Facility Agent

(a)	Nowdo Limited and the Finance Parties acknowledge and agree that the On-Loan Facility Agent has been appointed by Nowdo Limited to act as On-Loan Facility Agent under the On-Loan Facility Agreement and that, subject to Clause 20.8 (Exclusion of liability):

(i)	Nowdo Limited has irrevocably instructed the On-Loan Facility Agent to exercise its rights, powers, authorities and discretions (if any) under the On-Loan Finance Documents to ensure, to the extent reasonably practicable (in the opinion of the On-Loan Facility Agent acting in good faith) and to the extent it is reasonably able to by such exercise, that sums payable by Nowdo Limited under any Funding Loan (as defined in the On-Loan Facility Agreement and being, at the date of this Deed, the Senior Facilities Agreement) will be available in the amounts and at the times required by such Funding Loan (while acknowledging and agreeing that the On-Loan Facility Agent shall not be liable to Nowdo Limited, any Senior Finance Party or any other person for any shortfall or timing mismatch in such payments);

(ii)	Nowdo Limited acknowledges and agrees (without prejudice to any other provision of this Clause 20) that the On-Loan Facility Agent shall be fully protected and have no liabilities to it if the On-Loan Facility Agent acts or refuses to act on the basis of the On-Loan Facility Agent’s good faith belief that such action or inaction is in accordance with paragraph (i) above or Clause 20.6 (Majority Lenders’ instructions), and that this paragraph (ii) overrides any conflicting instructions Nowdo Limited may seek to give the On-Loan Facility Agent under the On-Loan Facility Documents or otherwise;

(iii)	the On-Loan Facility Agent, in such capacity, has no other obligations under or in respect of the On-Loan Finance Documents to Nowdo Limited or any other person; and

(iv)	the On-Loan Facility Agent shall be fully protected and have no liabilities to any Party if it acts in accordance with Clause 20.6 (Majority Lenders’ instructions).

For the avoidance of doubt, each of the Finance Parties authorises the On-Loan Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the On-Loan Facility Agent under or in connection with the On-Loan Finance Documents together with any other incidental rights, powers, authorities and discretions, all in accordance with this Clause 20.

(b)	Each of the Parties agrees that, to the extent it is able using its reasonable commercial endeavours (whether acting alone or together), it shall procure that the On-Loan Facility Agent shall at all times be the Senior Agent and that in the event of any resignation or termination of the On-Loan Facility Agent under the On-Loan Finance Documents it shall, to the extent it is able using its reasonable commercial endeavours (whether acting alone or together), procure that the successor On-Loan Facility Agent accedes to this Deed as the On-Loan Facility Agent.

(c)	The Parties agree that, in the event of a conflict between the terms of any On-Loan Finance Document and this Clause 20, this Clause 20 shall prevail.

(d)	Each of the Agents agrees (and the Security Agent is directed by the Senior Agent to agree) that it shall give the On-Loan Facility Agent such information regarding required payments, interest and rate setting dates, currencies and other information it reasonably requests regarding the Senior Finance Documents for which such Agent is agent to enable the On-Loan Facility Agent to comply with its obligations under paragraph (a)(i) above, and each of the Parties consents to the Agents providing the On-Loan Facility Agent with such information.

20.2	Duties of the On-Loan Facility Agent

(a)	Nowdo Limited authorises the On-Loan Facility Agent to disclose any document or information it receives in its capacity as On-Loan Facility Agent to any Party and to any Finance Party on the same basis and to the same extent as if such information had been delivered to the Senior Agent for such Finance Party.

(b)	The On-Loan Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document or information it forwards to another Party or Finance Party.

(c)	If the On-Loan Facility Agent receives notice from a Party referring to the On-Loan Facility Agreement, describing a Senior Default (or a Senior Default as defined in the On-Loan Facility Agreement) and stating that the circumstance described is such a Senior Default, it shall promptly notify the Agents.

(d)	If the On-Loan Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee or amount payable to Nowdo Limited or the On-Loan Facility Agent under the On-Loan Finance Documents it shall promptly notify the other Finance Parties.

(e)	The On-Loan Facility Agent’s duties under the Senior Finance Documents are solely mechanical and administrative in nature.

20.3	No fiduciary duties

(a)	Nothing in the On-Loan Finance Documents or this Clause 20 constitutes the On-Loan Facility Agent, any Issuing Bank under the On-Loan Finance Documents or any Ancillary Lender under the On-Loan Finance Documents as a trustee or fiduciary of any other person.

(b)	None of the On-Loan Facility Agent, the Issuing Bank and each Ancillary Lender shall be bound to account to any person for any sum or the profit element of any sum received by it for its own account.

20.4	Business with the Group

The On-Loan Facility Agent, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

20.5	Rights and discretions

(a)	The On-Loan Facility Agent and the Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The On-Loan Facility Agent may assume (unless it has received notice to the contrary in its capacity as On-Loan Facility Agent) that:

(i)	no Senior Default (or Senior Default as defined in the On-Loan Facility Agreement) has occurred (unless it has actual knowledge of such a Senior Default);

(ii)	any right, power, authority or discretion vested in any person under any of the Senior Finance Documents or the On-Loan Finance Documents has not been exercised; and

(iii)	any notice or request made by the Parent, the Company or the Target is made on behalf of and with the consent and knowledge of all the On-Loan Obligors.

(c)	The On-Loan Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The On-Loan Facility Agent may act in relation to the On-Loan Finance Documents through its personnel and agents.

(e)	The On-Loan Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the On-Loan Finance Documents.

(f)	Notwithstanding any other provision of any On-Loan Finance Document to the contrary, none of the On-Loan Facility Agent, the Issuing Bank or any Ancillary Lender is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

20.6	Majority Lenders’ instructions

(a)	The On-Loan Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Senior Creditors (or, if so instructed by the Majority Senior Creditors, refrain from exercising any right, power, authority or discretion vested in it as On-Loan Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Senior Creditors.

(b)	The On-Loan Facility Agent may refrain from acting in accordance with the instructions of the Majority Senior Creditors until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(c)	In the absence of instructions from the Majority Senior Creditors, the On-Loan Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties (subject always to paragraph (a) of Clause 20.1 (Appointment of the On-Loan Facility Agent) under the Senior Finance Documents.

20.7	Responsibility for documentation

None of the On-Loan Facility Agent, the Issuing Bank or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the On-Loan Facility Agent, the Issuing Bank, an Ancillary Lender, an Obligor, an On-Loan Obligor or any other person given in or in connection with any Senior Finance Document, any On-Loan Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Senior Finance Documents or the On-Loan Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document, the Transaction Security or any On-Loan Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Senior Finance Document or the Transaction Security or any On-Loan Finance Document.

20.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, none of the On-Loan Facility Agent, the Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any On-Loan Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the On-Loan Facility Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the On-Loan Facility Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the On-Loan Facility Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any On-Loan Finance Document, any Senior Finance Document or any Transaction Document and any officer, employee or agent of the On-Loan Facility Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause.

(c)	The On-Loan Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the On-Loan Finance Documents to be paid by the Facility Agent if the On-Loan Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the On-Loan Facility Agent for that purpose.

(d)	Nothing in this Deed or the On-Loan Finance Documents shall oblige the On-Loan Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of Nowdo Limited, any Senior Finance Party or any other person and each Party confirms to the On-Loan Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the On-Loan Facility Agent.

(e)	The On-Loan Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct and the liability of the On-Loan Facility Agent under this Agreement is limited to actual pecuniary damages directly resulting from wilful misconduct or gross negligence on the part of the On-Loan Facility Agent.

In no event shall the On-Loan Facility Agent be liable for any special, indirect, consequential or punitive damages arising from its performance of the Finance Documents, and the other Parties hereto waive and release any claim against the On-Loan Facility Agent for any such damages, whether or not accrued and whether or not such claim is known or suspected to exist.

20.9	Lenders’ indemnity to the On-Loan Facility Agent and Counter-Indemnity

(a)	To the extent that a member of the Group does not do so on written demand or is not obliged to do so, each Secured Party (other than the Security Agent) hereby jointly and severally agrees to indemnify the On-Loan Facility Agent on written demand against any action, charge, claim, cost, damage, demand, expense (including legal fees), liability, loss or proceeding which may be brought, made or preferred against or suffered, sustained or incurred by the On-Loan Facility Agent in complying with any instructions from any of the Finance Parties or otherwise sustained or incurred by the On-Loan Facility Agent in connection with this Deed or any On-Loan Finance Document or its rights, powers, authorities, discretions, duties, obligations and responsibilities under any such document except to the extent that the liability or loss arises directly from the On-Loan Facility Agent’s gross negligence or wilful misconduct.

(b)	To the extent that a Secured Party is required to indemnify the Security Agent pursuant to paragraph (a) above as a result of any action which Nowdo Limited is required to take but does not, Nowdo Limited agrees to indemnify each such Secured Party within three Business Days’ of demand against any amount it has paid to the Security Agent pursuant to paragraph (a) above.

20.10	Resignation of the On-Loan Facility Agent

(a)	Without prejudice to the Facility Agent Appointment Letter, the On-Loan Facility Agent may resign and appoint one of its Affiliates acting through an office in London as successor by giving notice to the Senior Agent and Nowdo Limited.

(b)	Alternatively the On-Loan Facility Agent may resign by giving notice to the Senior Agent and Nowdo Limited, in which case the Majority Senior Creditors (after consultation with Nowdo Limited) may appoint a successor On-Loan Facility Agent.

(c)	Upon the appointment of a successor (and the acceptance by such successor of such appointment), the retiring On-Loan Facility Agent shall be discharged from any further obligation in respect of the On-Loan Finance Documents but shall remain entitled to the benefit of this Clause 20. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(d)	After consultation with Nowdo Limited, the Majority Senior Creditors may, by notice to the On-Loan Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the On-Loan Facility Agent shall resign in accordance with paragraph (b) above.

20.11	Confidentiality

(a)	In acting as agent under the On-Loan Finance Documents, the On-Loan Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the On-Loan Facility Agent, it may be treated as confidential to that division or department and the On-Loan Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Senior Finance Document to the contrary or the On-Loan Finance Documents, the On-Loan Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

20.12	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

(a)	Without affecting the responsibility of any Obligor or On-Loan Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document or On-Loan Finance Document, Nowdo Limited and each Finance Party, Issuing Bank and Ancillary Lender confirms to the On-Loan Facility Agent, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Senior Finance Document or On-Loan Finance Document including but not limited to:

(i)	the financial condition, status and nature of each member of the Group;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document and the Transaction Security and On-Loan Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document or the Transaction Security or any On-Loan Finance Document;

(iii)	whether that Secured Party or Nowdo Limited has recourse, and the nature and extent of that recourse, against any Party or any other member of the Group or any of such Party’s or member’s respective assets under or in connection with any Senior Finance Document, the Transaction Security, any On-Loan Finance Document, the transactions contemplated by any or all thereof or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any or all thereof;

(iv)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the On-Loan Facility Agent, any Party or by any other person under or in connection with any Senior Finance Document or On-Loan Finance Documents, the transactions contemplated by the Senior Finance Documents, the On-Loan Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any thereof; and

(v)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property (as defined in the Senior Facilities Agreement), the priority of any of the Transaction Security or the existence of any Security affecting such Charged Property.

20.13	On-Loan Facility Agent’s management time

Any cost reimbursement or indemnity amount payable to the On-Loan Facility Agent under this Deed or the On-Loan Facility Agreement in connection with or following the occurrence of a Senior Default or a Senior Default (as defined in the On-Loan Facility Agreement) shall include the cost of utilising the On-Loan Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the On-Loan Facility Agent may notify to Nowdo Limited and the Agents, and is in addition to any fee paid or payable to the On-Loan Facility Agent under the On-Loan Facility Agreement.

20.14	Deduction from amounts payable by the On-Loan Facility Agent

If any Party owes an amount to the On-Loan Facility Agent under the On-Loan Finance Documents or this Deed the On-Loan Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the On-Loan Facility Agent would otherwise be obliged to make under the On-Loan Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the On-Loan Finance Documents that Party shall be regarded as having received any amount so deducted.

21.	CHANGES TO THE PARTIES

21.1	Binding Nature

This Deed shall be binding on and enure to the benefit of each Party, its successors and assigns.

21.2	No Assignment by Obligors

None of the rights, benefits and obligations of the Obligors hereunder shall be capable of being assigned or transferred and each Obligor undertakes that it will not seek to assign or transfer any of its rights, benefits or obligations hereunder.

21.3	Further Subsidiaries as Parties

If any member of the Group:

(a)	borrows, guarantees, grants Security for or otherwise becomes liable for any Liabilities; or

(b)	in relation to a member of the Target Group only, becomes a creditor in respect of any Intragroup Liabilities in a principal amount exceeding US$2,500,000, or is or becomes a member of any group of such companies that are creditors in respect of Intragroup Liabilities in an aggregate principal amount exceeding US$5,000,000, or if any other person becomes a creditor of any Subordinated Liabilities, the Company will procure that such member of the Group or Subordinated Creditor (as the case may be) will promptly become a party hereto as an Obligor, an Intragroup Debtor and/or an Intragroup Creditor (as the case may be) by the completion, execution of and delivery to the Senior Agent, in the case of an Obligor and/or Intragroup Debtor, an Obligor Deed of Accession and/or by the effect of such member of the Group acceding to the Senior Facilities Agreement pursuant to Clause 31 (Changes to the Obligors) of the Senior Facilities Agreement and/or in the case of an Intragroup Creditor, a Creditor Deed of Accession and the Parties hereto confirm that accession to this Deed may result from such accession to the Senior Facilities Agreement to the extent provided therein.

21.4	New Finance Parties

(a)	The Parties agree that none of the Finance Parties will assign or transfer to any person the whole or any part of their rights or obligations in respect of any of the Liabilities unless the assignee or transferee previously or simultaneously agrees with the other parties hereto to be bound by the provisions of this Deed as if it were an original party hereto, as a Senior Finance Party by the execution of and delivery to the Senior Agent of the appropriate form of Creditor Deed of Accession (with a copy to the Security Agent).

(b)	The Parties confirm that any transferee or assignee of any Finance Party who complies with the provisions of paragraph (a) above shall be entitled to the benefit of the provisions contained herein as if it had originally been a party hereto.

21.5	New Parties

Each Party (including parties subsequently becoming bound by this Deed) irrevocably authorises the Senior Agent to execute on its behalf the appropriate form of deed of accession so as to make such person a party to this Deed and to effect such amendments to the form of deed of accession as may, in the reasonable opinion of the Senior Agent, be necessary for such purpose, provided that any such amendment in any deed of accession which would materially and adversely affect any right, or impose or vary any material obligation, of any of the Parties shall be subject to the provisions of Clause 23 (Amendments and Waivers).

21.6	Resignation or Removal of the Agents

None of the Agents may resign or be removed except as specified in the applicable Senior Finance Document and only if a replacement Agent agrees to become the replacement agent under this Deed by the execution of a Creditor Deed of Accession.

22.	NOTICES

22.1	Communication of Notices

Each communication to be made hereunder shall be made in writing and unless otherwise provided shall be made by fax or letter.

22.2	Delivery of Notices

Any communication or document to be made or delivered by one person to another pursuant to this Deed shall (unless that other person has by 15 days’ prior written notice to each of the Agents specified another address) be made or delivered to that other person at the address specified with that person’s signature to this Deed or, in the case of any person becoming party hereto after the date hereof in the relevant deed of accession or other relevant document executed by it and shall be deemed to have been made or delivered when dispatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at that address or (as the case may be) five days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address provided that any communication or document to be made or delivered to an Agent shall be effective only when received by that Agent and then only if the same is expressly marked for the attention of the department or officer identified with the signature below (or such other department or officer as the Senior Agent shall from time to time specify for this purpose).

23.	AMENDMENTS AND WAIVERS

23.1	Amendments

Subject to Clause 23.2 (Technical Amendments), the Senior Agent at the applicable time may, from time to time, agree to amend this Deed and any amendments so made by the Senior Agent shall be binding on all the Parties provided that any amendment which would in the reasonable opinion of the Senior Agent:

(a)	materially and adversely affect any right of any of the Finance Parties may not be made without the prior written consent of the Majority Senior Creditors;

(b)	impose or vary any obligation of any of the Finance Parties may not be made without the prior written consent of the Majority Senior Creditors; or

(c)	materially and adversely affect any right, or impose or vary any obligation, of any other Party may not be made without the consent of that Party.

23.2	Technical Amendments

Notwithstanding Clause 23.1 (Amendments), the Senior Agent with the consent of the Obligor’s Agent (as defined in the Senior Facilities Agreement (such consent not to be unreasonably withheld or delayed, and to be deemed given if no reply is received within 5 Business Days)) may determine administrative matters and make technical amendments arising out of a manifest error on the face of this Deed, where such amendments would in the opinion of the Senior Agent not prejudice or otherwise be adverse to the position of the Finance Parties or the Intragroup Creditors (as the case may be), without reference to the Finance Parties or the Intragroup Creditors.

23.3	Amendments to Transaction Security Documents

(a)	Subject to paragraph (c) below, any provision of a Security Document may be amended or waived by the written agreement of the relevant Obligor(s) and the Security Agent (acting pursuant to paragraph (b) below).

(b)	In agreeing to amend or waive the provisions of any Security Document, the Security Agent shall act in accordance with the instructions of the Senior Agent (who in turn shall take instructions from the Senior Lenders affected thereby), if within the circumstances envisaged by Clause 40.2 (Exceptions) of the Senior Facilities Agreement.

(c)	Any amendment or a waiver under or pursuant to this Deed that affects the rights and benefits of a single Class (as defined below) of the Finance Parties (and not all the Finance Parties in a like or similar manner), shall (in addition to the requirements of paragraph (b) above) require the written consent of the Majority Creditors of such affected Class.

(d)	For the purposes of paragraph (c) above:

(i)	“Class” means each of the Senior Lenders or the Hedge Providers; and

(ii)

“Majority Creditors” means, in relation to the Senior Lenders, Senior Lenders holding in aggregate more than 66 2/3% of the Senior Liabilities (excluding the Hedging Liabilities) and in relation to the Hedge Providers, Hedge Providers holding in aggregate more than 66 2/3% of the Hedging Liabilities.

23.4	Amended Deed

If any amendment is made to this Deed, the Senior Agent shall provide a copy of any such amendment (clearly showing the amendments made) to each of the Parties hereto.

23.5	Waivers

If a Finance Party amends, or gives a consent or waives a right pursuant or in relation to the provisions of the Senior Finance Documents, such amendment, consent or waiver, if given in accordance with the Senior Finance Documents and the other terms of this Deed, shall automatically operate as an amendment, consent or waiver given pursuant to the provisions of the Subordinated Documents. Nothing in this Clause 23.5 will operate to waive, reduce, discharge or extend the due date for payment of or reschedule any of the Intragroup Liabilities.

23.6	Termination

This Deed shall terminate upon the Final Discharge Date.

24.	ENGLISH LANGUAGE

Each communication and document made or delivered by one person to another pursuant to this Deed shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

25.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable, or the Security or any part thereof is or becomes ineffective, in any respect under the Law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect or impair the legality, validity or enforceability of the remaining provisions hereof, the effectiveness in any other respect of such Security or such part thereof or the legality, validity or enforceability of such provision or the effectiveness of such Security of such part thereof under the law of any other jurisdiction.

26.	THIRD PARTY RIGHTS

(a)	Except as expressly provided to the contrary in this Deed, a person who is not a party to this Deed shall have no rights to enforce any of the terms or provisions of this Deed other than those it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into force.

(b)	The consent of any person who is not a party to this Deed is not required to rescind or vary this Deed at any time.

27.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

28.	GOVERNING LAW

This Deed is governed by, and shall be construed in accordance with, English Law.

29.	JURISDICTION

29.1	Arbitration

Subject to Clause 4.8(a)(iii) (Impaired recovery in relation to a Hedging Agreement), Clause 29.3 (Security Agent’s Option), 29.4 (Court of England), 29.5 (Waiver of Objection) and 29.7 (Proceedings in Other Jurisdictions), the parties to this Deed agree that any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Rules of the LCIA (the “Rules”). Save as provided in Clause 29.3 (Security Agent’s Option), the parties exclude the jurisdiction of the Courts under Sections 45 and 69 of the Arbitration Act 1996.

29.2	Arbitral Tribunal

The arbitral tribunal shall consist of three arbitrators, one of whom shall be nominated by the Claimant(s), one of whom shall be nominated by the Respondent(s) and the third of whom, who shall act as Chairman, shall be nominated by the two party-nominated arbitrators. The parties may nominate and the LCIA may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country. The seat of arbitration shall be London, England. The language of the arbitration shall be English.

29.3	Security Agent’s Option

At any time before any Finance Party has nominated an arbitrator to resolve any Dispute or Disputes pursuant to Clause 29.1 (Arbitration), the Senior Agent may elect by notice in writing to the Company that such Dispute(s) be heard by the courts of England or by any other court of competent jurisdiction, as more particularly described in Clause 29.4 (Courts of England) and 29.7 (Proceedings in Other Jurisdictions). If the Senior Agent gives such notice, the Dispute(s) to which such notice refers shall be determined in accordance with 29.4 (Courts of England).

29.4	Courts of England

Each of the Parties other than the Finance Parties irrevocably agrees for the benefit of each of the Finance Parties that if the Security Agent gives notice pursuant to Clause 29.3 (Security Agent’s Option), the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings (“Proceedings” ), and to settle any Disputes, which may arise out of or in connection with this Deed and, for such purposes, irrevocably submits to the jurisdiction of such courts.

29.5	Waiver of Objection

Each of the Parties other than the Finance Parties irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

29.6	Service of Process

Each of the Parties (other than the Finance Parties) not incorporated in England agrees that the process by which any Proceedings are begun may be served on Lion Capital LLP at its address for the time being, presently at 21 Grosvenor Square, London SW1X 7HF. If any appointment mentioned in this Clause 29.6 ceases to be effective in respect of a Party, the relevant Party shall immediately appoint a further person in England to accept service of process on its behalf in England on terms acceptable to the Senior Agent and, failing such appointment within 15 days, the Senior Agent shall be entitled to appoint such person by notice to the relevant Party. Nothing contained herein shall affect the right to serve process in any other manner permitted by Law.

29.7	Proceedings in Other Jurisdictions

The submissions to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Parties in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

29.8	General Consent

Each of the Parties hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

29.9	Waiver of Immunity

To the extent that any Party other than a Finance Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

IN WITNESS whereof this Deed has been executed and delivered as a deed by the Parties on the day and year first above written.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1

The Original Senior Lenders

Goldman Sachs Credit Partners L.P.

Bank Austria Creditanstalt AG

ING Bank N.V., Dublin Branch

Raiffeisen Zentralbank Österreich AG

Part 2

The Original Issuing Bank

as described in the Accession Deed

Part 3

The Original Obligors

Pasalba Ltd

Nowdo Limited

ZAO Russian Alcohol Group

ZAO Distillery Topaz

OOO Pervy Kupazhny Zavod

OOO Bravo Premium

OOO The Trading House Russian Alcohol

ZAO Sibirsky LVZ

Latchey Limited

Part 4

The Original Senior Obligors

Original Senior Obligors

Name	Place of incorporation	Registered Number
Pasalba Ltd	Cyprus	HE 202291

Nowdo Limited	Cyprus	HE 209795

Latchey Limited	Cyprus	HE 210957

Part 5

Original Intragroup Creditors

Name	Place of incorporation	Registered Number
Lion/Rally Lux 3 s.à. r.l.	Luxembourg	B 139054

Pasalba Ltd	Cyprus	HE 202291

Nowdo Limited	Cyprus	HE 209795

Part 6

The Original Intragroup Debtors

Name	Place of incorporation	Registered Number
Pasalba Ltd	Cyprus	HE 202291

Latchey Limited	Cyprus	HE 210957

ZAO Distillery Topaz	Russia	1025004907916

OOO Bravo Premium	Russia	1027804850303

OOO The Trading House Russian Alcohol	Russia	1047796690611

OOO Pervy Kupazhny Zavod	Russia	1047101123630

ZAO Sibirsky LVZ	Russia	1075475004087

ZAO Russian Alcohol Group	Russia	1037705023190

Part 7

The Original Shareholder Creditor

Name	Place of incorporation	Registered Number
Lion/Rally Lux 2 s.à. r.l.	Luxembourg	B 139055

Part 8

The Original Hedge Provider

The company identified in the Accession Deed as the Original Hedge Provider under this Deed.

SCHEDULE 2

FORM OF CREDITOR DEED OF ACCESSION

THIS DEED is made on [—]

BETWEEN:

(1)	[—] (the “New Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent]”); and

(2)	[—] in its capacity as Senior Agent under the Intercreditor Deed (as defined below).

RECITALS:

(A)	This Deed is supplemental to an intercreditor deed dated [—] 2008 and made between [—](the “Intercreditor Deed”).

(B)	This Deed has been entered into to record the accession [name of new Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] as [a][Senior] Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] to the Intercreditor Deed.

IT IS AGREED as follows:

1.	DEFINITIONS

Words and expressions defined in the Intercreditor Deed have the same meanings when used in this Deed.

2.	ACCESSION OF NEW FINANCE PARTY

2.1	The New Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] hereby agrees [with each other person who is or who becomes a party to the Intercreditor Deed in accordance with the terms thereof] that with effect from the date hereof, it shall comply with and be bound by the terms of the Intercreditor Deed as if it had originally been a Party as a Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] [and a Finance Party].

2.2	The New Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] confirms that its address for notices for the purposes of Clause 22 (Notices) of the Intercreditor Deed is as follows:

Address:          [—]

Facsimile:         [—]

Attention of:   [—]

[and that it has appointed [•] and [•] as its process agent for the purpose of service of process pursuant to Clause 29.6 (Service of Process) of the Intercreditor Deed].

2.3	[The Senior Agent for itself and the other parties to the Intercreditor Deed other than the New Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] confirms the acceptance of the New Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] as a Senior Lender/Hedge Provider/Issuing Bank/Intragroup Creditor/Security Agent] and a Finance Party for the purposes of the Intercreditor Deed.

3.	COUNTERPARTS

This Deed may be executed in counterparts and both of those counterparts taken together shall be deemed to constitute one and the same instrument.

4.	GOVERNING LAW

This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this deed) shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Deed has been duly executed and delivered as a Deed on the date first above written.

THE NEW SENIOR LENDER/HEDGE PROVIDER/ISSUING BANK/INTRAGROUP CREDITOR/SECURITY AGENT]

EXECUTED as a DEED by	)
[Name]	)
acting by [a director and its	)
secretary/two directors]	)

Director

Director/Secretary

THE SENIOR AGENT

EXECUTED as a DEED by	)
[ ]	)

Director:

Director/Secretary:

SCHEDULE 3

FORM OF OBLIGOR DEED OF ACCESSION

THIS DEED is made on [—]

BETWEEN:

(1)	[—] (the “New Obligor”); and

(2)	[—] in its capacity as Senior Agent under the Intercreditor Deed (as defined below).

RECITALS:

(A)	This Deed is supplemental to an intercreditor deed dated [—] 2008 and made between, [—] (the “Intercreditor Deed”).

(B)	This Deed has been entered into to record the accession of the New Obligor as [a/an] [Senior Borrower/Guarantor/Intragroup Debtor] under the Intercreditor Deed.

IT IS AGREED as follows:

1.	DEFINITIONS

Words and expressions defined in the Intercreditor Deed have the same meanings when used in this Deed.

2.	ACCESSION OF NEW OBLIGOR

2.1	The New Obligor hereby agrees [with each other person who is or who becomes a party to the Intercreditor Deed in accordance with the terms thereof] that with effect from the date hereof, it shall be bound by the terms of the Intercreditor Deed as if it had originally been a Party as [a/an] [Senior Borrower/Guarantor/Intragroup Debtor].

2.2	The New Obligor confirms that its address for notices for the purposes of Clause 22 (Notices) of the Intercreditor Deed is as follows:

Address:          [—]

Facsimile:         [—]

Attention of:   [—]

2.3	The New Obligor confirms that it has appointed [—] of [—] as its process agent for the purposes of service of process pursuant to Clause 29.6 (Service of Process) of the Intercreditor Deed.

2.4	By its signature below the Senior Agent confirms its acceptance of the New Obligor as [a/an] [Senior Borrower/Borrower/Guarantor/Intragroup Debtor] for the purposes of the Intercreditor Deed.

3.	COUNTERPARTS

This Deed may be executed in counterparts and both of those counterparts taken together shall be deemed to constitute one and the same instrument.

4.	GOVERNING LAW

This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed) shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Deed has been duly executed and delivered as a Deed on the date first above written.

THE NEW OBLIGOR

EXECUTED as a DEED by1)
[Name of New Obligor]	)
acting by [a director and its	)
secretary/two directors]	)

Director

Director/Secretary

THE SENIOR AGENT

EXECUTED as a DEED by	)
[ ]	)

Director:

Director/Secretary:

[1]	Amend execution block as appropriate.

SCHEDULE 4

SECURITY AGENT PROVISIONS

Part 1

Supplementary Security Agent Provisions

In this Schedule any reference to the Security Agent’s Rights is a reference to the rights, powers, authorities, discretions, privileges and immunities (a) which gratuitous trustees have or may have in England and (b) which (by way of supplement to the Trustee Act 1925 and the Trustee Act 2000), are set out below:

“Security Property” means all rights, interests, benefits and other property which are or are intended to be the subject of the Transaction Security, including without limitation:

(a)	any rights, interests or other property and the proceeds thereof from time to time assigned, transferred, mortgaged, charged, or pledged to or otherwise vested in the Security Agent under, pursuant to or in connection with this Deed or any Security Document to which the Security Agent is a party;

(b)	any Security from time to time constituted by or pursuant to or evidenced by any Security Document to which the Security Agent is a party;

(c)	any representation, obligation, covenant, warranty or other contractual provision in favour of the Security Agent (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the Transaction Security Documents to which the Security Agent is a party;

(d)	any sum which is received or recovered by the Security Agent under, pursuant to or in connection with any of the Senior Finance Documents or the exercise of any of the Security Agent’s powers under or in connection therewith and which is held by the Security Agent upon trust on the terms of this Deed or any Security Document to which the Security Agent is a party; or

(e)	all income and other sums at any time received or receivable by the Security Agent in respect of the Security Property (or any part thereof).

1.	The Security Agent may (without any responsibility for any resulting loss) rely on:

(a)	any communication, certificate, legal opinion or other document believed by it to be genuine and correct (whether obtained by, or addressed to, the Security Agent and notwithstanding any limitation or cap on liability which such communication, certificate, legal opinion or other document may be expressed to be subject to);

(b)	any statement made by a director, officer, partner or employee of any person regarding any matters which the Security Agent may assume (without the need to further enquire) to be within that director’s, officer’s, partner’s or employee’s knowledge or within his power to verify;

(c)	a certificate signed by any one or more persons which, or each of which, is believed by it to be a director or other duly authorised officer of the relevant Party to the effect that any particular dealing, transaction, step or thing is, in the opinion of the person so certifying, suitable or expedient or as to any other fact or matter upon which the Security Agent may require to be satisfied and shall not be responsible for any loss that may be occasioned by its relying on any such certificate.

2.	The Security Agent may obtain at the cost of the Obligors such legal or other expert advice or services as it may consider necessary or desirable. The Security Agent will not be liable to anyone where it has acted in good faith on the opinion or advice of or any information obtained from any lawyer, accountant, architect, engineer, surveyor, broker, consultant, valuer or other expert (including any auditor), whether obtained by the Security Agent or otherwise whether or not the expert’s liability in respect thereof is limited by a monetary cap or otherwise and whether or not any such opinion, advice or information contains some error or is not authentic.

3.	Any opinion, advice or information on which the Security Agent relies or intends to rely may be sent or communicated by letter, telex message, facsimile transmission, telephone or any other means. The Security Agent shall not be liable for acting on any opinion, advice or information which is so conveyed, even if the opinion, advice or information contains some error or is not authentic.

4.	The Security Agent may retain for its own benefit, without liability to account to any other person, any fee or other sum received by it for its own account.

5.	The Security Agent may accept deposits from, lend money to or provide advisory or other services to or engage in any kind of banking or other business with any Party or a subsidiary or associated company of any of them and may do so without any obligation to account to or disclose any such arrangements to any person.

6.	The Security Agent may exercise any of its rights, powers and discretions and perform any of its obligations under this Deed or any of the Transaction Security Documents through its employees or through paid or unpaid agents, which may be corporations, partnerships or individuals (whether or not lawyers or other professional persons), and shall not be responsible for any misconduct or omission on the part of, or be bound to supervise the proceedings or acts of, any such employee or agent. Any such agent which is engaged in any profession or business shall be entitled to charge and be paid all reasonable fees, expenses and other charges for its services.

7.	The Security Agent may at any time and from time to time delegate, whether by power of attorney or otherwise, to any persons all or any of its rights, powers and discretions and the rights, powers and discretions which are for the time being exercisable by the Security Agent under any of the Transaction Security Documents. Any such delegation may be made upon such terms and conditions (including the power to sub-delegate with the consent of the Security Agent) as the Security Agent may think fit. The Security Agent shall not be in any way liable or responsible to any Party or any other person for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

8.	Nothing in this Deed shall limit the ability of the Security Agent to exercise any rights, powers and discretions it may have in its capacity as a Secured Party.

9.	The Security Agent may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state or which would or might otherwise render it liable to any person and may do anything which is, in its absolute discretion, necessary to comply with any such Law, directive or regulation.

10.	The Security Agent shall not be liable for any omission or defect in, or any failure to preserve or perfect any or all of the Security including, without limitation, any failure:

(a)	to obtain any licence, consent or other authority required for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any Security Document;

(b)	to register or submit for registration any Security Document or other document or any security created thereby, or to file or caused to be entered any notice, caution or other entry, in any applicable register or with any applicable agency or authority;

(c)	to require the deposit with it of any deed or document certifying, evidencing or constituting the title of any Obligor to any or all of the Security Property; or

(d)	to require any further assurances in relation to any of the Security.

11.	The Security Agent shall accept without enquiry such evidence of title as any Obligor may have to any or all of the Security Property and shall not be liable for any failure or omission to ascertain or investigate the title of any Obligor or any other person to any or all of the Security Property.

12.	The Security Agent and every Receiver, delegate, sub-delegate, attorney, agent or other person appointed under this Deed or any of the Transaction Security Documents may indemnify itself out of the Security Property against all proceedings, claims and demands which may be made or taken against it and all costs, charges, damages, expenses and liabilities which it may suffer or incur unless suffered or incurred by reason of its own gross negligence or wilful misconduct.

13.	The Security Agent may (without any obligation to insure and at the cost and expense of the Obligors) place this Deed, any title deeds and other documents certifying, evidencing or constituting the title to any of (i) the Security Property, (ii) the Supplemental Security and/or (iii) the security created or expressed to be created in favour of the Senior Borrower in any safe deposit, safe or other receptacle selected by the Security Agent or with any bank, financial institution or other company or lawyer or law firm believed by it to be of good repute. The Security Agent may in its absolute discretion make any such arrangements as it thinks fit for allowing any Obligor or its lawyers or auditors or other advisers access to or possession of any such title deeds and other documents. The Security Agent shall not be responsible for any loss which may result arising out of any such deposit, access or possession.

14.	Pending appropriation and distribution under Clause 13 (Application of Recoveries) and without responsibility for any loss or any reduction in return which may result from its so doing, the Security Agent may (without an obligation to do so) credit any sum received, recovered or held by it in respect of the Security Property in such a suspense or other account as the Security Agent thinks fit or invest or place on deposit such sum in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust moneys or with such bank or financial institution (including the Security Agent) as the Security Agent may think fit. The Security Agent may (without an obligation to do so) at any time in its absolute discretion vary, exchange, transfer or transpose any such investments or deposits for or into other such investments or deposits. Any investment made by the Security Agent may, at its discretion, be made or retained in the name of a nominee.

15.	The Security Agent shall not be obliged to monitor or enquire as to whether or not a a Default or Senior Default has occurred and will not be deemed to have knowledge of the occurrence of a Default or Senior Default unless it has actual knowledge or express notice in writing thereof from the Senior Agent.

16.	Neither the Security Agent nor any of its officers, employees or agents makes, or shall at any time be deemed to make, any representation or warranty (express or implied) as to or be responsible or liable to any person for:

(a)	the adequacy, accuracy or completeness of any representation, warranty, statement or information contained in this Deed or any Security Document, notice, report or other document, statement or information circulated, delivered or made to any Secured Party whether orally or otherwise and whether before, on or after the date of this Deed;

(b)	the execution, delivery, validity, legality, priority, ranking, adequacy, performance, enforceability or admissibility in evidence of this Deed or any Security Document or any other document referred to in (a) above or of any Security created thereby or any obligations imposed thereby or assumed thereunder; or

(c)	anything done or not done by it or any of them under or in connection with this Deed or the Transaction Security Documents;

(d)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Senior Agent or otherwise;

(e)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection therewith; or

(f)	any shortfall which arises on the enforcement of the Transaction Security, and each of the Secured Parties agrees that it will not take any proceedings or assert or seek to assert against any officer, employee or agent of the Security Agent any claim it might have against any of them in respect of the matters referred to in this paragraph 16.

17.	Where the disposal of any or all of the Security Property is permitted under or consented to in accordance with any applicable Senior Finance Document, the Security Agent shall release such Security Property from the Security to which it is subject, but the Security Agent shall not be required to affect such release if the Senior Agent instructs it not to do so on the basis that such release will materially prejudice the interests of the Finance Parties or any of them.

18.	The Security Agent shall not have any duty to ensure that any payment or other financial benefit in respect of any of the Security Property is duly and punctually paid, received or collected as and when the same becomes due and payable or to procure that the correct amounts (if any) are paid or received or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accrued or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on, or in respect of or in substitution for any of the Security Property.

19.	If instructed by the Senior Agent, the Security Agent shall concur with the relevant Obligor and shall exercise its rights, powers and discretions in accordance with Clause 23.3 (Amendments to Transaction Security Documents) in making of any modification to a Security Document which (a) relates to administrative matters or is a technical amendment arising out of a manifest error and (b) would not in the Senior Agent’s opinion materially prejudice the Finance Parties.

20.	The Security Agent as between itself and the other Finance Parties hereto shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Deed or any Security Document and any such determination shall in the absence of manifest error, be conclusive and shall bind the Security Agent and the other Finance Parties hereto.

21.	Any consent given by the Security Agent for the purposes of this Deed may be given on such terms and subject to such conditions (if any) as the Security Agent may require.

22.	If there is any conflict between the provisions of this Deed and any Security Document with regard to instructions to or other matters affecting the Security Agent, this Deed will prevail.

23.	The Security Agent shall not (unless required by law or ordered so to do by a court of competent jurisdiction) be required to (a) to disclose to any Secured Party any credit or other information (other than information in the Security Agent’s possession specifically concerning the Transaction Security Documents) with respect to the financial condition or affairs of any member of the Group or any of their related entities whether coming into its or any of its affiliates possession before or on the entry into this Deed or at any time thereafter or (b) to request any certificates or other documents from any member of the Group unless specifically requested to do so by the Senior Agent in accordance with this Deed or any of the Transaction Security Documents.

24.	Nothing contained in this Deed shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of any right, power, authority or discretion hereunder if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

25.	The Security Agent shall:

(a)	act in accordance with any instructions given to it by the Senior Agent and shall be entitled to assume that (i) any instructions received by it from the Senior Agent are duly given by the Senior Agent itself or on behalf of the requisite Lenders, (ii) all applicable conditions under the Finance Documents for taking any action it is directed to take have been satisfied and (iii) unless it has received actual written notice of their revocation, that any instructions or directions given by the Senior Agent have not been revoked;

(b)	be entitled to request instructions or clarification from the Senior Agent as to whether, and in what manner, it should exercise or refrain from exercising its rights, powers and discretions under this Deed and the Security Agent may refrain from acting unless and until it has received such instructions or clarification;

(c)	be entitled to carry out all dealings with the Lenders and Subordinated Creditors through the Senior Agent and may give to the Senior Agent any notice or other communication required to be given by the Security Agent to the Lenders or the Subordinated Creditors;

(d)	not be under any obligations other than those which are specifically provided for in the Finance Documents to which it is a party. The Parties acknowledge and agree that the Security Agent’s duties under this Deed and the other Finance Documents are solely mechanical and administrative in nature;

(e)	not have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor or Subordinated Creditor;

(f)	not be obliged to take any action in relation to enforcing or perfecting any charge over any shares in a company registered or incorporated with unlimited liability.

26.	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance. Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind.

27.	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s trustee division.

28.	The Security Agent shall be under no obligation to segregate any funds or monies received by it under this Deed and held in trust from other funds, unless it is required to do so by law. In addition, the Security Agent shall be under no obligation to pay or otherwise be liable for interest on funds or monies received by it under this Deed, except as the Security Agent may agree in writing.

29.	The permissive rights of the Security Agent to take the actions permitted under this Deed and the other Finance Documents shall not be construed as an obligation or duty for the Security Agent to exercise those rights.

30.	Notwithstanding any other provision in this Deed to the contrary, the Security Agent shall not under any circumstance be liable for any punitive, special or consequential loss or damage (however described) of any other Person, even if advised of the possibility that such punitive, special or consequential loss or damage may occur and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise.

Part 2

Appointment and Retirement of Security Agents

1.	The Security Agent shall, at any time and for any purpose or reason whatsoever, have power to appoint any person to act either as a new or additional security agent, or as co-security agent jointly with the Security Agent, with (subject to the provisions of this Deed) such of the Security Agent’s rights (including the right to reasonable remuneration and indemnity), duties and obligations vested in the Security Agent by this Deed or any Security Document as shall be conferred or imposed by the instrument of its appointment. The Security Agent shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such co-security agent.

2.	The Security Agent shall have power to remove any such new or additional security agent or co-security agent for any reason whatsoever.

3.	Whenever there shall be more than one security agent under this Deed any reference to “Security Agent” shall be construed as a reference to those trustees or such of them as the context requires.

4.	Whenever there shall be more than two security agents under this Deed, the majority of such security agents shall be competent to execute and exercise all the duties, powers, authorities and discretions vested in the Security Agent by this Deed, the Transaction Security Documents and general law.

5.	A Security Agent may, save as provided below, retire at any time upon giving not less than 30 days’ notice in writing to the Obligors’ Agent (as defined in the Senior Facilities Agreement) and the Senior Agent without assigning any reason therefor and without being responsible for the costs occasioned by such retirement.

6.	The retirement of a sole security agent shall not take effect until (a) the appointment of a successor security agent as a co-trustee has been made and accepted by way of execution of a Creditor Deed of Accession; and (b) the Senior Agent is satisfied that all things required to be done in order that the Transaction Security Documents or replacements therefor shall provide for perfected and enforceable security in favour of the successor Security Agent have been done.

7.	If such a notice of resignation has been given and, within 30 days after such notice of resignation, no successor Security Agent shall have (a) been appointed by the Finance Parties (after consultation with the Obligors’ Agent (as defined in the Senior Facilities Agreement)) and (b) accepted such appointment, the retiring Security Agent, after consultation with the Company and the Senior Agent, shall have the right to appoint a successor Security Agent which shall be a reputable and organisation which has experience in performing security agent roles.

8.	If a successor to the Security Agent is appointed under the provisions of this Schedule above (and has accepted such appointment in the manner referred to in paragraph 6 above), (i) the retiring Security Agent shall be discharged from any further obligations under, but shall remain entitled to the benefits of, this Deed and (ii) the successor security agent and each of the other Parties shall have same rights and obligations amongst themselves as they would have had if such successor had been an original party to this Deed.

SIGNATURE PAGES

[to include addresses and details for notices]

EXECUTED and delivered as a Deed	)
by LION/RALLY LUX 3 S.A. R.L.	)

acting by
/s/ Paul Lamberts
Manager A

/s/ Johan Dejans
Manager B

Address: 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg

Facsimile: + 352 268 901 69

Attention: Paul Lamberts

Email: paul.lamberts@atctrust.lu

Tel: + 352 268 90131

and to:

Lion Capital LLP

21 Grosvenor Square

London SW1X 7HF

Telefax: +44 (0)20 7201 2222

Attention: James Cocker

and to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

Telefax: +44 (0)20 7903 0990

Attention: Michael Nicklin

EXECUTED and delivered as a Deed	)	/s/ Arjan Schaapman	/s/ Adriaan Coppens
by PASALBA LTD	)	(Sgd)
)
The company seal was affixed hereto in	)
the presence of	)

Address: 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus

Facsimile: + 357 25 818 791

Attention: Arjan Schaapman

Email:

Tel:

and to:

Lion Capital LLP

21 Grosvenor Square

London SW1X 7HF

Telefax: +44 (0)20 7201 2222

Attention: James Cocker

and to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

Telefax: +44 (0)20 7903 0990

Attention: Michael Nicklin

EXECUTED and delivered as a Deed	)	/s/ Arjan Schaapman	/s/ Adriaan Coppens
by NOWDO LIMITED	)	(Sgd)
)
The company seal was affixed hereto in	)
the presence of	)

Address: Theklas Lysioti 35, Eagle Star House, 5th floor, 3030 Limassol, Cyprus

Facsimile: + 357 25 818 791

Attention: Arjan Schaapman

Email:

Tel:

and to:

Lion Capital LLP

21 Grosvenor Square

London SW1X 7HF

Telefax: +44 (0)20 7201 2222

Attention: James Cocker

and to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

Telefax: +44 (0)20 7903 0990

Attention: Michael Nicklin

EXECUTED and delivered as a Deed	)	/s/ Arjan Schaapman	/s/ Adriaan Coppens
by LATCHEY LIMITED	)	(Sgd)
)
The company seal was affixed hereto in	)
the presence of	)

Address: Theklas Lysioti 35, Eagle Star House, 5th floor, 3030 Limassol, Cyprus

Facsimile: + 357 25 818 791

Attention: Arjan Schaapman

Email:

Tel:

and to:

Lion Capital LLP

21 Grosvenor Square

London SW1X 7HF

Telefax: +44 (0)20 7201 2222

Attention: James Cocker

and to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

Telefax: +44 (0)20 7903 0990

Attention: Michael Nicklin

EXECUTED and delivered as a Deed	)
by ZAO RUSSIAN ALCOHOL GROUP	)
)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

1, Eniseiskaya str., Moscow, 129344, Russian Federation

Seal

EXECUTED and delivered as a Deed	)
by ZAO DISTILLERY TOPAZ	)
)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

46, Oktyabrskaya str., Pushkino, Moscow region, 141200, Russia

Seal

EXECUTED and delivered as a Deed	)
by OOO BRAVO PREMIUM	)
)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

Liter A, 52/4, Kuznetsovskaya str., Saint-Petersburg, 196105, Russian Federation

Seal

EXECUTED and delivered as a Deed	)
by OOO PERVY KUPAZHNY ZAVOD	)
)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

5, Nekrasova street, Tula, the Tula region, 300045, Russia

Seal

EXECUTED and delivered as a Deed	)
by OOO THE TRADING HOUSE	)
RUSSIAN ALCOHOL	)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

3, Krasnayasosna str., Moscow, 129337, Russian Federation

Seal

EXECUTED and delivered as a Deed	)
by ZAO SIBIRSKY LVZ	)
)
)

/s/ [Signature illegible]
(Sgd)

/s/ [Signature illegible]
Chief accountant

No 1, Koltsovo, Novosibirsk district, Novosibirsk region, 630559, Russian Federation

Seal

EXECUTED and delivered as a Deed by RAIFFEISEN ZENTRALBANK ÖSTERREICH AG	) )	/s/ A. Fischer
acting by its authorised signatories	)
)
)
acting under the authority	)	/s/ E. Winkler
of that company	)
Address:
Am Stadtpark 9
Vienna A-1030

Facsimile: +43 1 71 707 1715
Attention:
Email:
Tel:

EXECUTED and delivered as a Deed	)
by THE LAW DEBENTURE TRUST CORPORATION P.L.C.	)
	)	/s/ [Signature illegible]
Director:	)
)
)
Director / Secretary:	)	/s/ [Signature illegible]
)
)
acting under the authority	)
of that company	)

Address: Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom

Facsimile:	+44 20 7606 0643
Attention:	Te Manager, Commercial Trusts
Trust code:	99434

EXECUTED and delivered as a Deed	)
by GOLDMAN SACHS CREDIT PARTNERS L.P.	)	/s/ [Signature illegible]
acting by its authorised signatories	)
)
acting under the authority	)
of that company	)

Address:

85 Broad Street

New York

NY 10004

USA

Fax:

Attention:

EXECUTED and delivered as a Deed	)	/s/ Peter Nachtnebel
by BANK AUSTRIA CREDITANSTALT AG	)
acting by its authorised signatories	)
)
acting under the authority	)	/s/ Andrea Leopold
of that company	)

Address:	Schottengasse 6, 1010 Vienna, Austria
Fax:	+43 50505 44209
Attention:	Hans-Jürgen Pendl

EXECUTED and delivered as a Deed	)
by ING BANK N.V., DUBLIN BRANCH	)	/s/ Maura Kenny
acting by its authorised signatories	)
)
acting under the authority	)	/s/ Aiden Neill
of that company	)

Address: 49, St. Stephen’s Green, Dublin 2, Ireland

Fax: + 353 1 638 4050

Attention:

THE ISSUING BANK
EXECUTED and delivered as a Deed	)
by	)
)
acting by its authorised signatories	)
acting under the authority	)
of that company	)

Address:

Fax:

Attention:

EXECUTED and delivered as a Deed	)
by LION/RALLY LUX 2 S.A. R.L.	)

acting by

/s/ Paul Lamberts
Manager A

/s/ Johan Dejans
Manager B

Address:	9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg

Fax:	+ 352 268 901 69
Attention:	Paul Lamberts
Email:	paul.lamberts@atctrust.lu
Tel:	+ 352 268 90131

and to:

Lion Capital LLP
21 Grosvenor Square
London SW1X 7HF
Telefax:	+44 (0)20 7201 2222
Attention:	James Cocker

and to:

Weil, Gotshal & Manges
One South Place
London EC2M 2WG
Telefax:	+44 (0)20 7903 0990
Attention:	Michael Nicklin

EXECUTED and delivered as a Deed	)
by [GOLDMAN SACHS]	)

acting by its authorised signatories	)
)
)
acting under the authority	)
of that company	)

Address:

Fax:

Attention: